Exhibit 4.1
COLONIAL PROPERTIES TRUST
401(k) PROFIT SHARING PLAN
(Amended & Restated)
COLONIAL PROPERTIES TRUST, an Alabama Real Estate Investment Trust organized and existing under the laws of the State of Alabama, with its principal place of business in Birmingham, Alabama (hereinafter called the “Employer”), hereby adopts and publishes on this the 27th day of October, 2009 this Amended and Restated 401(k) Profit Sharing Plan for the exclusive benefit of such of its Employees who may become Participants and their Beneficiaries as set forth in this document, pursuant to Section 401(a) of the Internal Revenue Code, as follows:
W I T N E S S E T H:
WHEREAS, said Plan provides that the Employer reserves the right at any time and from time to time, by action of its Executive Committee, to amend in whole or in part any and all provisions of said Plan; and
WHEREAS, the Executive Committee of the Employer specifically approved and adopted, by resolution, the Colonial Properties Trust 401(k) Profit Sharing Plan, as hereinafter restated, which amends and restates the Colonial Properties Trust 401(k) Profit Sharing Plan and Trust Agreement in its entirety; and
NOW, THEREFORE, in consideration of the above premises and the mutual covenants herein contained, Employer amends said Plan as of the dates hereof and causes the terms and provisions of the original Plan and amendments thereto to be modified and amended as set forth herein:
ARTICLE I
PURPOSE
The purpose of the Plan is to provide a regular method whereby Employer will make contributions to a Trust Fund, to be received, held and disbursed pursuant to the terms of a Trust Agreement dated the 18th day of December, 2001 (hereinafter for brevity referred to as the “Trust Agreement”) and to provide financial security for its employees upon their retirement or disability and for their beneficiaries in the event of death. It is intended that this Plan qualify as a profit sharing plan for purposes of Section 401(a) of the Code. It is also intended that the Plan provide a method for employees to have an effective opportunity to contribute a portion of their compensation pursuant to a salary reduction agreement and that the Plan qualify as a cash or deferred Plan pursuant to Section 401(k) of the Code. The Trust Fund will be devoted to the exclusive benefit of the participating employees and their beneficiaries, and in no event will any part of the corpus or trust income revert to Employer or be used for or devoted to any other purpose.

ARTICLE II
NAME AND EFFECTIVE DATES
2.1 Name of Plan. The name of this Plan shall be the Colonial Properties Trust 401(k) Profit Sharing Plan.
2.2 Contributing Date. The contributing date shall be as of the Anniversary Date of the Plan.
2.3 Effective Date. The original Effective Date of this Plan is January 1, 1995.
2.4 Restatement Effective Dates. Unless otherwise specified herein, the Plan is amended and restated effective January 1, 2009, except the following effective dates shall apply to the provisions specified below:
Plan Years beginning after December 31, 2005: Provisions to implement the Final Treasury Regulations under Code Sections 401(k) and 401(m), including:

Section 3.3	Numerator of ADP ratio excludes catch-up contributions

Section 3.21	Updated definition of “Elective Deferrals”

Section 5.2	Re-Hired Employees — Elective Deferrals are taken into account in applying the Rule of Parity

Section 6.1(c)	Catch-up contributions included in deferrals to which Safe Harbor Matching Contribution applies;

Section 6.3(c)	“Excess Deferrals” modified by Catch-up Contributions

Sections 6.3, 6.5 and 6.6	Determination of Income and Loss of Excess Deferrals, Excess Contributions and Excess Aggregate Contributions

Section 8.14(a)	Addition of two new safe-harbor financial circumstances.

Sections 9.3	Elective Deferrals are taken into account in the “deemed zero cashout” provisions.

Section 15.3(b)	Distribution Limitation for Elective Deferrals (definition of “successor” plan)

Distributions made on and after March 28, 2005:

Sections 8.8, 8.9	General Consent Rules and Involuntary Cashout/Automatic Rollover

Section 17.8(b)(vii)	Dollar threshold for alternate payee consent

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Plan Years beginning after December 31, 2001 (EGTRRA):

Section 3.15(f)	Increase in annual compensation taken into account under the Plan to $200,000

Section 3.39	Key Employee definition

Section 6.3	Increase in deferral limitation and addition of catch-up contributions

Section 7.4	Limitations on Annual Additions

Section 8.1(a)	Events upon which Elective Deferrals, Qualified Discretionary Employer Contributions, Qualified Employer Matching Contributions and Safe-Harbor contributions may be distributed

Section 8.14(b)	Suspension period following hardship distribution reduced from 12 to six months; post-hardship contribution limit deleted

Section 10.1(b)	Use of Employer Matching Contributions to satisfy top heavy minimum

Section 10.2	Top-Heavy — Determination of present values and amounts

Section 11.2	Definitions of Eligible Rollover Distribution and Eligible Retirement Plan

Section 11.3	Expansion of types of rollovers a plan may accept
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ARTICLE III
DEFINITIONS
When used herein, the following words and phrases shall have the following meanings, unless the context clearly indicates otherwise.
3.1 “Accrued Benefit” shall mean the sum, as of the last Valuation Date, of the balances of all accounts maintained for a Participant.
3.2 “Actual Contribution Percentage” shall mean the average of ratios (expressed as a percentage to the nearest one-hundredth of one percent) for a specified group of Participants for a Plan Year, calculated separately for each Participant in such group as follows:
(a) The numerator of such ratio is the sum of any Employer Matching Contributions and Qualified Employer Matching Contributions (to the extent not taken into account for purposes of the Actual Deferral test).
(b) The denominator of such ratio is the W-2 compensation of each Participant in the group for the portion of such Plan Year that the Employee was a Participant in the Plan.
(c) At the Employer’s election, the numerator may include Qualified Discretionary Employer Contributions and Elective Deferrals, provided the Actual Deferral Percentage test is met before the Elective Deferrals are used in the Actual Contribution Percentage test and continues to be met following the exclusion of such Elective Deferrals that are used in the Actual Contribution Percentage test.
(d) The numerator shall not include Employer Matching Contributions that are forfeited either to correct Excess Aggregate Contributions or because the contributions to which they relate are Excess Deferrals, Excess Contributions, or Excess Aggregate Contributions.
(e) The ratio shall be zero for a Participant for whom no Employer Matching Contributions, Qualified Discretionary Employer Contributions or Elective Deferrals are made.
3.3 “Actual Deferral Percentage” shall mean the average of ratios (expressed as a percentage to the nearest one-hundredth of one percent) for a specified group of Participants for a Plan Year, calculated separately for each Participant in the group as follows:
(a) The numerator of such ratio is the sum of the following Employer contributions actually paid over to the Trust on behalf of each Participant in the group for the Plan year:
(i) Elective Deferrals (other than Catch-up Contributions) made pursuant to the Participant’s deferral election (including Excess Deferrals of Highly Compensated Employees, excluding Excess Deferrals of Non-highly Compensated Employees that arise solely from Elective Deferrals made under the Plan or plans of the Employer, and excluding Elective Deferrals that are taken into account in the Actual Contribution Percentage), and
(ii) At the election of the Employer, Qualified Discretionary Employer Contributions and Qualified Employer Matching Contributions of each Participant in the group.

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(b) The denominator of such ratio is the W-2 compensation of each Participant in the group for the portion of such Plan Year that the Employee was a Participant in the Plan.
(c) The ratio shall be zero for an Employee who would be a Participant but for the failure to make Elective Deferrals.
3.4 “Affiliated Service Group” shall mean:
(a) a group of service Organizations consisting of the Employer and one or more of the following:
(i) Any service Organization which — (A) is a shareholder or partner of the Employer, and (B) regularly performs services for the Employer or is regularly associated with the Employer in performing services for third persons, and
(ii) Any other Organization if — (A) a significant portion of the business of such Organization is the performance of services for the Employer, for Organizations described in subparagraph (a)(i) hereinabove, or for both, which is of a type historically performed in such service field by employees, and (B) ten percent (10%) or more of the interests in such Organization is held by persons who are Highly Compensated Employees of the Employer or an Organization described in subparagraph (a)(i) hereinabove; or
(b) a group of Organizations consisting of:
(i) an Organization the principal business of which is performing, on a regular and continuing basis, management functions for the Employer or any Organization which is a “Related Organization” to the Employer; and
(ii) the Employer and the Related Organization for which said services are performed.
(iii) for purposes of this Section, “Related Organization” shall mean:
(A) any Organization which would be a member of the Controlled Group pursuant to Section 1563(a) of the Code, except that for purposes of Section 415 of the Code, the phrase “more than 50%” shall be substituted for the phrase “at least 80%” each place it appears in Section 1563(a) of the Code; or
(B) the relationship of the Employer and the Organization would result in a disallowance of losses under Sections 267 or 707(b) of the Code.
(c) For purposes of this Section, after December 31, 1984, the term “Organization” shall mean a corporation, partnership, or other Organization and, in determining ownership pursuant to subsection (a) hereinabove, the principles of Section 318(a) of the Code shall apply.
3.5 “After-Tax Account” shall mean the account maintained to hold after-tax contributions and any attributable earnings made by a participant to the Transferor Plan.
3.6 “Age” shall mean attained age.

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3.7 “Anniversary Date” shall mean the last day of the Plan Year.
3.8 “Annuity Starting Date” shall mean the first day of the first period for which an amount is paid as an annuity or, in the case of a benefit not payable in the form of an annuity, the first day on which all events have occurred which entitle the Participant to such benefit.
3.9 “Beneficiary” shall mean:
(a) Subject to the distribution provisions of Article VIII, the person or persons selected in writing by the Participant to receive the benefits under the Plan in the event of the Participant’s death. Wherever the rights of a Participant are stated or limited herein, his Beneficiary shall be deemed bound thereby. If any Participant shall fail to designate a Beneficiary, or if there is no designated Beneficiary surviving at the Participant’s death, the Administrator shall be empowered to designate a Beneficiary or Beneficiaries on his behalf, but only from among the following, in the order named: (1) spouse, (2) children, in equal shares, (3) parents, in equal shares or survivor, (4) brothers and sisters, per stirpes, and (5) estate of the Participant. In the event any of the above shall be under the age of majority, then the proceeds shall be paid in accordance with the provisions of Section 8.23.
(b) For purposes of determining a Participant’s Beneficiary, the latest designation filed with the Employer shall control, and intervening changes in circumstances shall be ignored; provided, if a Participant’s spouse is designated as Beneficiary but thereafter is divorced from the Participant, such designation shall become invalid as of the date of divorce unless the Participant files a Beneficiary designation form with the Employer after the date of divorce confirming designation of such former spouse as Beneficiary.
3.10 “Board” shall mean the Board of Trustees of the Employer or, if applicable a participating employer, Board of Directors of such participating employer.
3.11 “Break In Service” shall mean a Plan Year during which a Participant has not completed more than five hundred (500) Hours of Service with the Employer.
3.12 “Catch-up Contributions” shall mean those Elective Deferrals described in Section 6.3(b) hereinbelow.
3.13 “Code” shall mean the Internal Revenue Code of 1986, as amended.
3.14 “Company Stock” shall mean the share of common stock and/or common shares of beneficial interest of the Employer.
3.15 “Compensation” shall mean:
(a) a Participant’s compensation which would be included on his Federal W-2 Form for the Plan Year for which the contribution is made, excluding contributions to any Qualified Plan or any non-qualified deferred compensation plan.
(b) Compensation shall exclude (i) Employer-paid contributions under this Plan and any deferred compensation plan to the extent not currently taxable to the Participant, (ii) cash and non-cash fringe benefits, (iii) reimbursements and expense allowances, (iv) moving expenses, and (v) welfare benefits.

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(c) Compensation shall include Elective Deferrals made pursuant to a salary reduction agreement which are not includible in the gross income of the Employer under Sections 125, 132(f)(4), 402(e)(3), 402(h)(1)(B) or 403(b) of the Code.
(d) Compensation shall not include deemed Section 125 compensation for purposes of the definition of Compensation.
(e) HEART Act Provision:
(i) For years beginning after December 31, 2008, and in accordance with the HEART Act, (A) an individual receiving a differential wage payment, as defined by Code §3401(h)(2), is treated as an Employee of the Employer making the payment, (B) the differential wage payment is treated as compensation, and (C) the Plan is not treated as failing to meet the requirements of any provision described in Code §414(u)(1)(C) by reason of any contribution or benefit which is based on the differential wage payment.
(ii) Subparagraph (e)(i)(C) above applies only if all employees of the Employer performing service in the uniformed services described in Code §3401(h)(2)(A) are entitled to receive differential wage payments (as defined in Code §3401(h)(2)) on reasonably equivalent terms and, if eligible to participate in a retirement plan maintained by the Employer, to make contributions based on the payments on reasonably equivalent terms (taking into account Code §§410(b)(3), (4), and (5)).
(f) In addition to other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, the annual Compensation of each Participant taken into account in determining allocations for any Plan Year shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code. Annual Compensation means Compensation during the Plan Year or such other consecutive 12-month period over which Compensation is otherwise determined under the Plan (the determination period). The cost-of-living adjustment in effect for a calendar year applies to annual Compensation for the determination period that begins with or within such calendar year. If a determination period consists of fewer than 12 months, the annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12.
(g) If compensation for any prior determination period is taken into account in determining an Employee’s allocations for the current Plan Year, the compensation for the prior determination period is subject to the annual compensation limit in effect under Section 401(a)(17) for that prior determination period.
(h) In the case of an Employee who becomes eligible to participate in the Plan on a date other than the first day of the Plan Year, Compensation with respect to such Year shall be determined from the date of participation.
3.16 “Controlled Group” shall mean a controlled group of corporations (under Code Section 414(b)), or a group of trades or businesses under common control (under Code Section 414(c)) of which the Employer is a member, and any other entity required to be aggregated with the Employer pursuant to Code Section 414(o).
3.17 “Disability” shall mean, for all purposes under this Plan, a condition under which a Participant is determined to be totally and permanently disabled by the Social Security Administration. The payment of supplemental security income (SSI) is not deemed to be a determination by Social Security that a Participant has met its definition of disability.

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3.18 “Discretionary Employer Contribution” shall mean a contribution made by the Employer pursuant to Section 6.1(a).
3.19 “Discretionary Employer Contribution Account” shall mean the account maintained for a Participant to record his share of Discretionary Employer Contributions and forfeitures, and adjustments relating thereto.
3.20 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
3.21 “Elective Deferrals” shall mean any Employer contributions made to the Plan at the election of the Participant, in lieu of cash compensation. With respect to any taxable year, a Participant’s Elective Deferral is the sum of all Employer contributions made on behalf of such Participant pursuant to an election to defer under any qualified CODA described in Code Section 401(k), any salary reduction simplified employee pension described in Code Section 408(k)(6), any SIMPLE IRA plan described in Code Section 408(p) and any plan described under Code Section 501(c)(18), and any Employer contributions made on behalf of a Participant for the purchase of an annuity contract under Code Section 403(b) pursuant to a salary reduction agreement. Elective Deferrals shall not include any deferrals properly distributed as excess annual additions.
3.22 “Elective Deferral Account” shall mean the account maintained for a Participant to record his Elective Deferrals with adjustments relating thereto.
3.23 “Eligibility Computation Period” shall mean the period of twelve (12) consecutive months beginning with an Employee’s Employment Commencement Date, and thereafter, shall mean the next succeeding Plan Year which includes the first anniversary of the Participant’s Employment Commencement Date. An Employee who is credited with 1000 Hours of Service in both the initial Eligibility Computation Period and the first Plan year which commences prior to the first anniversary of the Employee’s initial Eligibility Computation Period will be credited with two Years of Service.
3.24 “Eligibility (Plan Entry) Date” shall mean the first day of each month.
3.25 “Employee” shall mean any person employed by Employer maintaining the Plan or any other employer required to be aggregated with such Employer under Sections 414(b), (c), (m) or (o) of the Code. For purposes of determining whether or not the Plan meets the requirements of Section 10.2 hereof, the term Employee shall also include the Beneficiary of an Employee. The term Employee shall also include leased employees within the meaning of Section 414(n) or 414(o) of the Code.
3.26 “Employer” shall mean Colonial Properties Trust, a real estate investment trust, having its principal office at Birmingham, Alabama, or any successor thereto by merger, purchase, or otherwise, and any participating employer which adopts the Plan.
3.27 “Employer Matching Contribution” shall mean a contribution made by the Employer on behalf of a Participant on account of an Elective Deferral made pursuant to Section 6.2(a).
3.28 “Employer Matching Contribution Account” shall mean the account maintained for a Participant to record Employer Matching Contributions (and adjustments thereto) made on his behalf.

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3.29 “Employment Commencement Date” shall mean the date on which an Employee first performed an Hour of Service for the Employer. In the case of a re-hired Employee, “Employment Commencement Date” shall mean the date on which the Employee first performed an Hour of Service after being re-hired.
3.30 “Excess Aggregate Contributions” shall mean, with respect to any Plan Year, the excess of (a) the aggregate amount of contributions taken into account in computing the contribution percentage of Highly Compensated Employees for such Plan Year, over (b) the maximum amount of such contributions permitted by the Actual Contribution Percentage test pursuant to Section 6.6.
3.31 “Excess Contributions” shall mean, with respect to any Plan Year, the excess of (a) the aggregate amount of contributions actually taken into account in computing the deferral percentage of Highly Compensated Employees for such Plan Year, over (b) the maximum amount of such contributions permitted by the Actual Deferral Percentage test pursuant to Section 6.5. To the extent a Highly Compensated Employee has not reached his Catch-up Contribution limit under the Plan, Excess Contributions allocated to such Highly Compensated Employee are Catch-up Contributions and shall not be treated as Excess Contributions.
3.32 “Executive Committee” shall mean the committee approved by the Board of Trustees of the Employer.
3.33 “Five-Percent Owner” shall mean any person who is defined as a Five-Percent Owner in Section 416(i)(1)(B) of the Code and the Regulations promulgated thereunder, which are hereby incorporated by reference as if fully set out herein.
3.34 “Gap Period” shall mean the period between the end of a taxable year or Plan Year during which Excess Deferrals, Excess Contributions or Excess Aggregate Contributions occur and the date of distribution to a Participant of such excess amounts.
3.35 “HEART Act” shall mean the Heroes Earnings Assistance and Relief Tax Act of 2008.
3.36 “Highly Compensated Employee” shall mean an Employee who:
(a) was a Five-Percent Owner at any time during the Plan Year or the preceding Plan Year, or
(b) for the preceding Plan Year had compensation from the Employer greater than $80,000 (adjusted at the same time and in the same manner as under Section 415(d) of the Code, except that the base period shall be the calendar quarter ending September 30, 1996). The term “compensation” means Section 415 Compensation.
3.37 “Hour of Service” shall mean:
(a) Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer. These hours shall be credited to the Employee for the computation period or periods in which the duties are performed; and
(b) Each hour for which an Employee is paid, or entitled to payment, by the Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence. No more than 501 Hours of Service shall be credited under this paragraph for any single continuous period (whether or not such period occurs in a single computation period); and

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(c) Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer. The same Hours of Service shall not be credited under both paragraph (a) or paragraph (b), as the case may be, and under this paragraph (c). These hours shall be credited to the Employees for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made.
(d) The provisions of Sections 2530.200(b)-2(b) and 2530.200(b)-2(c) of the regulations of the Labor Department (relating to determining Hours of Service for reasons other than the performance of duties and crediting of Hours of Service to computation periods) are hereby incorporated by reference as if fully set out herein.
(e) An Employee who is not paid on an hourly basis and whose hours are not counted and recorded shall be credited with ten (10) Hours of Service for each day during the Plan Year for which he actually performs services for any portion of that day. An Employee shall also be credited with ten (10) Hours of Service for any day during the Plan Year for which no services are performed if the Employee would be entitled to be credited with at least one (1) Hour of Service for that day under Paragraph (b) or (c) hereinabove.
(f) For Plan Years beginning after December 31, 1984, solely for purposes of determining whether a Break In Service has occurred in a computation period, for participation and vesting purposes, a Participant who is absent from work for maternity or paternity reasons shall receive credit for the Hours of Service which would otherwise have been credited to such Participant but for such absence, or in any case in which such hours cannot be determined, eight (8) Hours of Service per day of absence. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence: (1) by reason of the pregnancy of the Participant, (2) by reason of a birth of a child of the Participant, (3) by reason of the placement of a child with the Participant in connection with the adoption of such child by such Participant or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement. The Hours of Service credited under this Section shall be credited: (1) in the computation period in which the absence begins if the crediting is necessary to prevent a Break In Service in that period, or (2) in all other cases, in the following computation period. No credit will be given under this Section, however, unless the Participant furnishes to the Plan Administrator such timely information as the Administrator may reasonably require to establish that the absence from work is for reasons qualifying for the maternity/paternity provisions set forth above, and the number of days for which there was such an absence.
(g) Hours of service will be credited for employment with other members of an affiliated service group (under Section 414(m)), a controlled group of corporations (under Section 414(b)), or a group of trades or businesses under common control (under Section 414(c)) of which the adopting employer is a member, and any other entity required to be aggregated with the employer pursuant to Section 414(o) and the regulations thereunder.
(h) Hours of service will also be credited for any individual considered an employee for purposes of this Plan under Section 414(n) or Section 414(o) and the regulations thereunder.
3.38 “Inactive Participant” shall mean a Participant who has separated from service with the Employer.

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3.39 “Key Employee” shall mean any Employee or former Employee (including any deceased employee) who at any time during the Plan Year that includes the determination date was an officer of the Employer having annual compensation greater than $130,000 (as adjusted under section 416(i)(1) of the Code), a 5-percent owner of the Employer, or a 1-percent owner of the Employer having annual compensation of more than $150,000. For this purpose, annual compensation means Section 415 Compensation. The determination of who is a Key Employee will be made in accordance with section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder. The term “non-key employee” means an Employee who is not a Key Employee and shall also include Employees who are former Key-Employees.
3.40 “Leased Employee” shall mean:
(a) Any person (other than an employee of the recipient) who pursuant to an agreement between the recipient and any other person (“leasing organization”) has performed services for the recipient (or for the recipient and related persons determined in accordance with Section 414(n)(6) of the Code) on a substantially full time basis for a period of at least one year, and such services are performed under the primary direction or control by the recipient. Contributions or benefits provided a leased employee by the leasing organization which are attributable to services performed for the recipient employer shall be treated as provided by the recipient employer.
(b) A leased employee shall not be considered an employee of the recipient if: (i) such employee is covered by a money purchase pension plan providing: (1) a nonintegrated employer contribution rate of at least 10 percent of Section 415 Compensation, including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee’s gross income under Sections 125, 132(f)(4), 402(e)(3), 402(h)(1)(B) or 403(b) of the Code, (2) immediate participation, and (3) full and immediate vesting; and (ii) leased employees do not constitute more than 20 percent of the recipient’s nonhighly compensated workforce.
3.41 “Limitation Year” shall mean the Plan Year.
3.42 “Named Fiduciary” shall be the Employer or such other party, individual or otherwise, appointed by the Board.
3.43 “Nonhighly Compensated Participant” shall mean a participant who is not a Highly Compensated Employee.
3.44 “Normal Retirement Age” shall mean the attainment of age sixty-five (65) by a Participant.
3.45 “Participant” shall mean any Employee who meets (or has met in prior plan years) the participation and eligibility requirements set out in the Plan, provided that such Employee’s nonforfeitable benefits have not been fully distributed.
3.46 “Participating Employer” shall mean any corporation, partnership, professional corporation or professional association which has adopted the Plan pursuant to ARTICLE XVI of the Plan. A Participating Employer must be a legal entity recognized under federal income tax law.
3.47 “Permissive Aggregation Group” shall mean the Required Aggregation Group of plans plus any other plan or plans of the Employer which, when considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of sections 401(a)(4) and 410 of the Code.

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3.48 “Plan” shall mean Colonial Properties Trust 401(k) Profit Sharing Plan, as set forth by this document and all amendments thereto.
3.49 “Plan Administrator” (hereinafter sometimes for brevity referred to as “Administrator”) shall be Colonial Properties Services, Inc., which shall delegate its responsibilities to the Retirement Committee or such other party, individual or otherwise, appointed by Colonial Properties Services, Inc.
3.50 “Plan Year” shall mean the period of twelve (12) consecutive months beginning on the first day of January and ending on the last day of December.
3.51 “Pre-1987 Vested Account from Transferor Plan” shall mean the account to hold the Participant’s allocations of Employer Contributions made for all Plan Years before 1987, and earnings on those allocations. All such accounts shall be fully vested at all times.
3.52 “Prior Plan” shall mean The Colonial 401(k) and Profit Sharing Plan. Certain Participants maintained account balances in the Prior Plan and, due to a corporate reorganization, account balances were transferred to this Colonial Properties Trust 401(k)/Profit Sharing Plan as of January 1, 1995, the Effective Date of this Plan. And funds transferred from the Prior Plan have been separately accounted for since the transfer.
3.53 “Qualified Discretionary Employer Contribution” shall mean a Discretionary Employer Contribution which is subject to the distribution and nonforfeitability requirements under Code Section 401(k) when made.
3.54 “Qualified Employer Matching Contribution” shall mean an Employer Matching Contribution that is subject to the distribution and nonforfeitability requirements under Code Section 401(k) when made.
3.55 “Qualified Plan” shall mean any plan which is qualified under Section 401(a) of the Code.
3.56 “Required Aggregation Group” shall mean (1) Each Qualified Plan of the Employer in which at least one Key Employee participates or participated at any time during the determination period (regardless of whether the plan has terminated), and (2) any other Qualified Plan of the Employer which enables a plan described in (l) to meet the requirements of sections 401(a)(4) or 410 of the Code. The determination period is the Plan Year containing the determination date or any of the preceding four Plan Years.
3.57 “Retirement Committee” shall consist of the Chairman appointed by the Plan Administrator and such other members appointed by the Chairman (hereinafter sometimes referred to as the “Administrator”).
3.58 “Rollover Account” shall mean the account maintained by the Employer to record transfers to the Trust Fund pursuant to ARTICLE XI of the Plan.
3.59 “Safe Harbor Contribution” shall mean the contribution made by the Employer pursuant to Section 6.1(c).
3.60 “Safe Harbor Contribution Account” shall mean the account maintained for a Participant to record his share of Safe Harbor Contributions, and adjustments relating thereto.

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3.61 “Section 415 Compensation” shall mean Section 415 Compensation as defined in ARTICLE VII hereinbelow.
3.62 “Taxable Year” shall mean the 12 months during which the tax liability of the Employer or a Participant is calculated. The Taxable Year of the Employer may or may not be the same as the Taxable Year of a Participant.
3.63 “Top-Heavy Plan” shall mean the Plan for any Plan Year in which it is determined to be top-heavy under Section 10.2 hereof.
3.64 “Trust Agreement” shall mean the Principal Trust Company Directed Trust Agreement, as amended from time to time.
3.65 “Trustee” shall mean the individuals or duly authorized corporate trustee selected by the Board to perform the duties of Trustee as set out in the Trust Agreement.
3.66 “Trust Fund” shall mean all funds and property received by the Trustee, together with all income, profits or other increments thereon.
3.67 “Valuation Date” shall mean the date as of which the Trust Fund is valued, account balances are determined, and adjustments and allocations are made to each account by the Administrator. Valuation Date shall be at least annually on the Anniversary Date and such additional dates as the Plan Administrator shall deem appropriate. The selection by the Administrator of any additional Valuation Dates shall be made on a non-discriminatory basis.
3.68 “Vested” shall mean the portion of the Participant’s Accrued Benefit which is nonforfeitable; fully Vested shall mean totally nonforfeitable.
3.69 “Vesting Computation Period” shall mean the Plan Year.
3.70 “Year of Service” shall mean each Eligibility Computation Period during which an Employee has completed not less than one thousand (1,000) Hours of Service with the Employer or with any member of the Controlled Group or Affiliated Service Group. If the Employer acquires substantially all of the assets of another company and if former employees of such other company subsequently become Employees of the Employer due to the acquisition, such former employees shall receive credit for Years of Service for purposes of eligibility for the period of his employment with the acquired company.
3.71 “Year of Vesting Service” shall mean each Vesting Computation Period during which an Employee has completed not less than one thousand (1,000) Hours of Service with the Employer or with any member of the Controlled Group or Affiliated Service Group. If the Employer acquires substantially all of the assets of another company and if former employees of such other company subsequently become Employees of the Employer due to the acquisition, such former employees shall receive credit for Years of Vesting Service for purposes of eligibility for the period of his employment with the acquired company.
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ARTICLE IV
ADMINISTRATION OF THE PLAN
4.1 Powers of the Administrator. The Administrator is empowered to administer the Plan in accordance with its terms and shall have all powers and authority necessary to carry out the provisions of the Plan. The Administrator shall perform the following functions:
(a) Construe and interpret the provisions of the Plan, and all parts thereof, including the interpretation of any ambiguity, the supplying of any language which is omitted and the reconciling of any inconsistency so that the Plan is given a reasonable interpretation and construction in light of what was intended in establishing the Plan;
(b) To determine all questions with respect to the individual rights of the Participants and their Beneficiaries under the Plan, including, but not limited to, all issues with respect to a Participant’s eligibility for participation and eligibility for benefits, a Participant’s Compensation, a Participant’s eligibility for disability benefits and retirement benefits;
(c) To decide and resolve any disputes which may arise relative to the rights of Employees, current and former, and their Beneficiaries, under the terms of the Plan, except to the extent that the claims procedure set forth herein shall authorize any other person or party to determine or review claims of Participants or Beneficiaries.
(d) To provide the Trustee with such directions and instructions as may be necessary to carry out the terms of the Plan.
(e) To maintain all Plan records and relevant data, including Employee data relating to Hours of Service, other than those required to be maintained by the Trustee.
(f) If all or any part of a Participant’s Compensation received from the Employer is determined to be unreasonable in amount by the Internal Revenue Service, the Administrator shall be empowered and authorized to adjust the Employer’s contribution, which is based on the unreasonable Compensation, in any manner permitted by Revenue Ruling 67-341, and subsequent rulings, regulations and laws pertaining thereto; or, in the alternative, the Administrator shall be empowered and authorized to reallocate the contribution among other Participants in any manner permitted by Revenue Ruling 67-341, and subsequent rulings, regulations and laws pertaining thereto.
(g) To make allocations of contributions, earnings, losses and forfeitures among Participants, from year to year.
(h) To provide appropriate parties, including government agencies, with such returns, reports, schedules, descriptions and individual statements as are required by law within the times prescribed by law; and to furnish to the Employer, upon request, copies of any or all such materials, and further, to make copies of such instruments, reports and descriptions as are required by law available for examination by Participants and such of their Beneficiaries who are or may be entitled to benefits under the Plan in such places and in such manner as required by law.
(i) To ascertain from the Employer the eligible Employees who shall become Participants in the Plan and the Participants who have terminated employment.

(j) To communicate with each eligible Employee and inform him of the existence of the Plan and its pertinent provisions and to make certain that such additional disclosure requirements which may be imposed by the Department of Labor or the Department of Treasury are carried out.
(k) To give necessary instructions and directions to the Trustee to assure the payment of benefits to any Participant or his Beneficiary, at such time as the Participant or Beneficiary may become entitled thereto.
(l) To give appropriate instructions and directions to the Trustee where any Participant terminates his participation under the Plan or ceases to be entitled to benefits.
(m) To make certain that all benefits are paid to a Participant or his Beneficiary in accordance with the terms and provisions of this Plan.
(n) To hire persons to provide necessary services to the Plan.
(o) To issue directions to the Trustee to pay any fees, taxes, charges or other costs incidental to the operation and management of the Plan.
(p) To comply with all disclosure requirements imposed by state or federal law.
4.2 Employer as Administrator. If the Administrator is the Employer, then the Administrator shall only act by and through the Board in accordance with the authority of the Board as provided under the Articles and by-laws of the Employer. In such event, the action of the Administrator shall be deemed to be the action of the entire Board, and not the action of any individual member thereof. Any documents, reports, forms or returns, which are to be executed by the Administrator, shall be executed by a member of the Board who is so authorized, and the execution thereof shall be deemed to be made on behalf of the entire Board and not by that individual Board member.
4.3 Administrative Records. The records of the Administrator and of all its proceedings and acts shall be made a part of the records and minutes of the Board.
4.4 Bonding of the Administrator. Bonding shall be made in accordance with Act Section 412 of ERISA.

4.5 Non-Discriminatory Administration. Wherever under the provisions of this Plan discretion is granted to the Administrator, which shall affect the benefits, rights and privileges of Participants or their Beneficiaries under this Plan, such discretion shall be exercised uniformly so that all Participants or Beneficiaries similarly situated shall be similarly treated.
4.6 Terminated Participant Statement. The Administrator shall furnish to each Participant who during a Plan Year has separated from the service of the Employer, or who is entitled to a deferred vested benefit under the Plan as of the end of such Plan Year, and with respect to whom retirement benefits were not paid under the Plan during such Plan Year, an individual statement setting forth the following: (a) the name of the Plan; (b) the name and address of the Plan Administrator; (c) the nature, amount and form of the deferred vested benefit to which such Participant is entitled; and (d) such additional information as the Secretary of the Treasury or his delegate may require. Such statement shall be furnished by the Administrator within such period after the end of a Plan Year as prescribed by the Secretary of the Treasury in Regulations.
4.7 Delegation by Administrator. The Administrator may delegate to the Trustee or any other agent, advisor or consultant any of its functions, particularly those set forth in ARTICLE VII hereinbelow.
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ARTICLE V
PARTICIPATION OF EMPLOYEES
5.1 Requirements.
(a) Except as provided in (c) below, each Employee who was a Participant on December 31, 2008, shall continue to participate under the terms of this amended and restated Plan.
(b) Except as provided in (c) below, each Employee who was not a Participant on December 31, 2008, shall participate under the terms of this Plan commencing with the Eligibility Date next following the date on which he completes one (1) Year of Service; provided, however, that for purposes of the Elective Deferral portion of the Plan, an Employee shall participate commencing with his Employment Commencement Date.
(c) The following Employees shall not be eligible to participate in the Plan:
(i) Members of a Collective Bargaining Unit
(ii) Leased Employees
(iii) Independent Contractors. For purposes of this Section, “Independent Contractor” shall mean an individual who performs services for the Employer pursuant to an agreement, contract or arrangement under which said individual is designated or classified as an independent contractor, consultant or any category or classification other than an Employee. Individuals treated by the Employer as Independent Contractors shall be excluded even if a court or administrative agency determines that such designation or classification was in error.
5.2 Re-Hired Employees.
(a) A former Participant who is later rehired shall participate immediately upon reemployment, provided, however, that if such former Participant was not Vested in his Accrued Benefit derived from Employer Contributions (and who had made no Elective Deferrals) and if the number of his consecutive 1-year Breaks In Service equals or exceeds the greater of five (5) or the aggregate number of Years of Service before such Breaks, he must satisfy the eligibility requirements set forth in Section 5.1.
(b) If an Employee terminates employment after meeting the eligibility requirements of Section 5.1 but prior to his first Eligibility Date, and if such Employee is later rehired by the Employer without having incurred a Break in Service, such Employee shall participate immediately upon his return. If such Employee has incurred a Break in Service, he shall participate immediately upon his return, provided, however, that if the number of the Employee’s consecutive 1-year Breaks In Service equals or exceeds the greater of five (5) or the aggregate number of Years of Service before such Breaks, he must satisfy the eligibility requirements set forth in Section 5.1.
(c) If an Employee terminates employment prior to meeting the eligibility requirements of Section 5.1 and is later rehired by the Employer, such Employee’s prior service shall count toward satisfying the requirements of Section 5.1, provided, however, that if the number of the Employee’s consecutive 1-year Breaks In Service equals or exceeds the greater of five (5) or the aggregate number of Years of Service before such Breaks, he must satisfy the eligibility requirements set forth in Section 5.1.

V-1

5.3 Participation Upon Return to Eligible Class.
(a) In the event a Participant is no longer a member of an eligible class of Employees and becomes ineligible to participate but has not incurred a Break in Service, such Employee will participate immediately upon returning to an eligible class of Employees. If such Participant incurs a Break in Service, eligibility will be determined under the Break in Service rules of the Plan.
(b) In the event an Employee who is not a member of an eligible class of Employees becomes a member of an eligible class, such Employee will participate immediately if such Employee would have otherwise previously become a Participant.
5.4 Participation Agreement. Within ninety (90) days after becoming eligible to participate in the Plan, each Participant may be required to execute a written statement, on a form or forms to be furnished by the Administrator, wherein he shall evidence (a) his designation of a Beneficiary or Beneficiaries to receive any benefits payable under the Plan; and (b) his consent to be bound by all the terms and conditions of this Plan and the Trust Agreement and all amendments thereto. This procedure shall be applied in a nondiscriminatory manner.
5.5 Leave of Absence. A Participant’s employment is not considered terminated for purposes of the Plan while he is on leave of absence with the consent of the Employer, provided that he returns to the employ of the Employer at the expiration of such leave. Leaves of absence shall mean leaves granted by the Employer, in accordance with established rules uniformly applied to all Employees, for reasons of health or public service, for reasons set forth under the Family and Medical Leave Act of 1993, or for reasons determined by the Employer to be in its best interests. The taking of leave under this Section 5.5 shall not result in the loss of any benefit accrued under the Plan prior to the date on which the leave commenced. A Participant’s employment shall also not be deemed to have terminated while he is a member of the Armed Forces of the United States, provided that he returns to the employment of the Employer within ninety (90) days (or such longer period as may be prescribed by law) from the date he first became entitled to his discharge. Participants who do not return to the employ of the Employer within sixty (60) days following the end of the leave of absence, or within the required time in case of service with the Armed Forces, shall be deemed to have terminated their employment as of the date when their leaves of absence began, unless such failure to return was the result of Normal Retirement, deferred retirement, Disability or death.
[End of Page]

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ARTICLE VI
CONTRIBUTIONS
6.1 Employer Contributions: Types and Amounts.
(a) Discretionary Employer Contributions. From time to time during the continuance of this Plan, the Employer may make Discretionary Employer Contributions in cash or in-kind to the Trust Fund in an amount determined by the Board, on or before the date prescribed in the Code for the filing of the Employer’s Federal Income Tax Return, including extensions thereof, for the Taxable Year of the Employer for which the contribution is made. In-kind contributions shall be discretionary and unencumbered.
(b) Employer Matching Contributions. Effective July 1, 2009, and subject to the Actual Contribution Percentage limitations hereinbelow, the Employer may make Employer Matching Contributions in an amount equal to a discretionary amount determined by the Board. Such amount shall be a percentage of the amount a Participant elects to defer, and the Employer may limit the match to a portion of the amount deferred. Any deferrals over such a limit shall be unmatched deferrals.
Such contribution shall be paid in cash to the Trust Fund on or before the date prescribed in the Code for the filing of the Employer’s Federal Income Tax Return, including extensions thereof, for the Taxable Year of the Employer for which the contribution is made.
(c) Enhanced Match Safe Harbor Contribution. The Plan was timely amended to suspend the Safe Harbor Matching Contribution effective June 30, 2009. For the period beginning January 1, 2009 and ending June 30, 2009, the Employer shall make an Employer Matching Contribution to the account of each eligible Participant in an amount equal to 100% of the first four percent (4%) of Compensation a Participant elects to defer, plus fifty percent (50%) of the Employee’s Elective Deferrals thereafter, but no Employer Matching Contributions will be made on Elective Deferrals that exceed six percent (6%) of Compensation. Catch-up Contributions (described in Section 6.3(b) below) shall be included in the deferrals to which the Safe Harbor Employer Matching Contribution applies. Safe-Harbor Contributions shall:
(i) Be fully vested at all times;
(ii) Be made on behalf of all eligible Participants, without regard to any requirement that a Participant complete one thousand (1,000) Hours of Service or be employed on the Anniversary Date of the Plan Year for which the contribution is made;
(iii) Be subject to the withdrawal restrictions described in Section 8.1 hereinbelow;
(iv) Not be required for Participants who have not completed a Year of Service (i.e., eligible for the Employer Matching Contribution portion of the Plan). Such Participants shall be treated separately for coverage purposes pursuant to Section 410(b)(4), and Elective Deferrals made on behalf of such Participants shall satisfy the Actual Deferral Percentage limitations described in Section 6.5 hereinbelow; and
(v) Be subject to the Actual Contribution Percentage limitations hereinbelow.

(d) Safe-Harbor Notice Requirements and Election Periods. At least 30 days, but not more than 90 days, before the beginning of the Plan Year, the Employer will provide each eligible Employee a comprehensive notice of the Employee’s rights and obligations under the Plan, written in a manner calculated to be understood by the average eligible Employee. If an Employee becomes eligible after the 90th day before the beginning of the Plan Year and does not receive the notice for that reason, the notice must be provided no more than 90 days before the Employee becomes eligible but not later than the date the Employee becomes eligible. In addition to any other election periods provided under the plan, each eligible Employee may make or modify a deferral election during the 30-day period immediately following receipt of the notice described in this subparagraph.
(e) Flexibility for Plans Using Safe Harbor Matching Contribution Method. The Employer may amend the Plan to suspend future Safe-Harbor Matching Contributions for the Plan Year and utilize current year ADP/ACP testing for the entire Plan Year. The Employer will provide a supplemental notice to all eligible Employees informing them of the consequences and effective date of any reduction or elimination of Safe Harbor Matching Contributions and that they will have a reasonable opportunity and time period prior to the reduction or elimination to change their cash or deferred elections. The reduction or elimination of Safe Harbor Matching Contributions shall be effective no earlier than the later of: (1) thirty (30) days after the notice is issued, and (2) the date the amendment is adopted.
(f) Elective Deferrals as Employer Contributions. Contributions made pursuant to Section 6.2 hereinbelow, unless otherwise specifically provided in the Code or Treasury regulations, are treated as a contribution of the Employer for Sections 401(a), 401(k), 404, 411, 415, 416 and 417 of the Code.
6.2 Elective Deferrals: Amounts and Procedures. Elective Deferrals shall be accumulated through payroll deductions and shall be paid to the Trustee with reasonable promptness but not later than the 15th business day of the month following the month in which such amounts would otherwise have been made payable to the Participant in cash. Elective Deferrals shall be made as follows:
(a) Subject to the limitations in Section 6.3, 6.5, 6.6 and 7.4 hereinbelow, each Participant may elect to defer a portion of his Compensation by directing the Employer in a salary reduction agreement to withhold such contribution through payroll deduction.
(b) The Employer and Administrator shall adopt procedures necessary to implement all arrangements for the election and payment of Elective Deferrals. Participants must be given an effective opportunity to commence, modify or terminate such Elective Deferrals as often as the Administrator determines, but not less frequently than annually. Participant elections described in this subparagraph must be made before the Compensation to be deferred becomes currently available to the Employee and may not be applied retroactively.
6.3 Elective Deferral Dollar Limitations.
(a) No Participant shall be permitted to have Elective Deferrals made under this Plan, or any other qualified plan maintained by the Employer during any taxable year, in excess of the dollar limitation contained in Section 402(g) of the Code in effect for such taxable year, except to the extent permitted under subparagraph (b) below and section 414(v) of the Code, if applicable.

(b) An Employee who is eligible to make Elective Deferrals under this Plan and who has attained age 50 before the close of his taxable year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such catch-up contributions.
(c) “Excess Deferrals” shall mean those Elective Deferrals that are includible in a Participant’s gross income under Code Section 402(g) to the extent such Participant’s Elective Deferrals for a taxable year exceed the dollar limitation under such Code Section, including, if applicable, the dollar limitation on Catch-up Contributions defined in Section 414(v) of the Code.
(d) In the event the limitation set forth in this paragraph is exceeded, one of the following actions shall be taken:
(i) Distribution After Taxable Year. By March 1 of the year following the close of his taxable year, the Participant must notify the Plan Administrator in writing of the excess and the amount of the excess to be allocated to the Plan. The Participant is deemed to have notified the Plan of excess deferrals to the extent such Participant has excess deferrals for the taxable year calculated by taking into account only elective deferrals under the Plan and other plans of the Employer. Under such circumstances, the Employer may notify the Plan on behalf of the Participant. Notwithstanding any other provision of the Plan, and provided notification has been given in accordance with this subparagraph, the excess amount (adjusted for gains/losses) shall be distributed to the Participant no later than April 15 following the close of the Participant’s taxable year in which the excess deferral occurred.
(ii) Distribution During Taxable Year. A Participant may receive a corrective distribution of excess deferrals during the same taxable year in which the excess deferral occurred, provided the Participant and the Plan designate the distribution as an excess deferral, and the correcting distribution is made after the date on which the Plan received the excess deferral.
(iii) Retention in Plan. Excess Deferrals which are not distributed on or before April 15 following the close of the Participant’s taxable year shall remain in the Plan until such time that distributions are otherwise allowed in accordance with the terms and provisions of ARTICLE VIII hereinbelow.
(e) Determination of income or loss: Excess Deferrals shall be adjusted for any income or loss for the taxable year of the Participant. The Plan Administrator shall not calculate nor distribute allocable income for the Gap Period.
6.4 Non-deductible Employee Contributions. A Participant shall not be required nor permitted to make nondeductible contributions to the Trust Fund.

6.5 Actual Deferral Percentage Limitations.
(a) The Actual Deferral Percentage (“ADP”) for a Plan Year for Participants who are Highly Compensated Employees for each Plan Year and the current year’s ADP for Participants who were Non-highly Compensated Employees for the current Plan Year must satisfy one of the following tests:
(i) The ADP for a Plan Year for participants who are Highly Compensated Employees for the Plan Year shall not exceed the current year’s ADP for Participants who were Non-highly Compensated Employees for the current Plan Year multiplied by 1.25; or
(ii) The ADP for a Plan Year for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the current year’s ADP for Participants who were Non-highly Compensated Employees for the current Plan Year multiplied by 2.0, provided that the ADP for Participants who are Highly Compensated Employees does not exceed the ADP for Participants who were Non-highly Compensated Employees in the current Plan Year by more than 2 percentage points.
(b) Safe Harbor. If Section 6.1 is amended to reinstate the Safe Harbor Contributions, the Plan shall automatically meet the Actual Deferral Percentage test described in 6.5(a) above.
(c) Corrective Measures (non-Safe Harbor years). In the event the Actual Deferral Percentage for Highly Compensated Employees does not satisfy the test set forth in subparagraph (a) hereinabove, the Administrator shall utilize one or more of the following corrective measures with respect to Excess Contributions:
(i) Distributions. Excess Contributions (adjusted for any income or loss) that are specifically designated as such by the Employer may be distributed to the appropriate Highly Compensated Employees within two and one-half (2-1/2) months after the close of the Plan Year for which such Excess Contributions were made. The amount of Excess Contributions for a Highly Compensated Employee is determined in the following manner: (1) the actual deferral ratio (ADR) of the Highly-Compensated Employee with the highest ADR is reduced to the extent necessary to satisfy the actual deferral percentage (ADP) test or cause such ratio to equal the ADR of the Highly-Compensated Employee with the next highest ratio; (2) the process is repeated until the ADP test is satisfied. The total dollar amount of Excess Contributions is equal to the sum of the above reductions multiplied, in each case, by the Highly-Compensated Employee’s Compensation. The amount of Excess Contributions to be distributed shall be determined on the basis of the amount of contributions made by each Highly-Compensated Employee, taking into account those Excess Contributions attributable first to the Highly-Compensated Employees who have the greatest dollar amount of elective deferrals. The following additional provisions apply to distributions under this subparagraph (c)(i):
(A) Distributions may be postponed but not later than the close of the Plan Year following the Plan Year for which such Excess Contributions were made. Distributions that are postponed pursuant to the preceding sentence shall cause the Employer to be subject to the excise tax imposed by Code Section 4979.
(B) Excess Contributions shall be distributed from a Participant’s Elective Deferral Account and Qualified Employer Matching Contribution Account (if applicable) in proportion to his Elective Deferrals and Qualified Employer Matching Contribution Account (to the extent used in the Actual Deferral Percentage test) for the Plan Year. Excess Contributions shall be distributed from the Participants Qualified Discretionary Employer Contribution Account only to the extent that such Excess Contributions exceed the balance in the Participant’s Elective Deferral Account and Qualified Employer Matching Contribution Account.
(C) Determination of income or loss: Excess Contributions shall be adjusted for any income or loss for the Plan Year. The Plan Administrator shall not calculate nor distribute allocable income for the Gap Period.

(D) If, pursuant to Section 6.3 above, Excess Deferrals have been distributed for the Employee’s taxable year ending with or within the Plan Year, the Plan shall offset such distribution from the amount of such Employee’s Excess Contributions to be distributed for such Plan Year. The amount of Excess Deferrals that may be distributed by the Plan for a taxable year of the Employee must be reduced by the amount of Excess Contributions previously distributed for the Plan Year beginning with or within that taxable year.
(ii) Additional Contributions. Within twelve (12) months after the end of the Plan Year, the Employer may make a Qualified Employer Matching Contribution or a Qualified Discretionary Employer Contribution on behalf of Non-Highly Compensated Employees in an amount sufficient to satisfy the test set forth in subparagraph (b) hereinabove. Such contribution shall be allocated to the Qualified Discretionary Employer Contribution Account or Qualified Matching Employer Contribution Account of each Non-Highly Compensated Employee on the same basis on which such Employer contributions are made. Additional contributions under this subparagraph shall meet the additional requirements of Section 1.401(k)-2(a)(6) of the regulations, which are incorporated herein by reference.
(d) If a Highly Compensated Employee participates in two or more cash or deferred arrangements of the same Employer but with different plan years, each plan must be tested with all Elective Deferrals (and any other contributions taken into account in calculating the deferral ratio for such Employee) made to each plan in each plan year. If the cash or deferred arrangements have the same plan year, all such contributions are treated as being made under the plan being tested. Notwithstanding the foregoing, certain plans shall be treated as separate if mandatorily disaggregated under regulations promulgated under Section 401(k) of the Code.
(e) Plans may be aggregated in order to satisfy Section 401(k) of the Code only if such plans have the same Plan Year and use the same Actual Deferral Percentage testing method (prior year or current year). To determine whether the Plan satisfies the Actual Deferral Percentage Test, all Elective Deferrals made under two or more plans aggregated under Section 401(a)(4) or 410(b) of the Code (other than Section 410(b)(2)(A)(ii)) will be treated as made under a single plan. Furthermore, if two or more plans are permissively aggregated for purposes of Section 401(k), the aggregated plans must also satisfy Sections 401(a)(4) and 410(b) as though they were a single plan.
(f) The Employer shall maintain records sufficient to demonstrate satisfaction of the Actual Deferral Percentage test.
6.6 Actual Contribution Percentage Limitations.
(a) The Actual Contribution Percentage (“ACP”) for a Plan Year for Participants who are Highly Compensated Employees for each Plan Year and the current year’s ACP for Participants who were Non-highly Compensated Employees for the current Plan Year must satisfy one of the following tests:
(i) The ACP for a Plan Year for participants who are Highly Compensated Employees for the Plan Year shall not exceed the current year’s ACP for Participants who were Non-highly Compensated Employees for the current Plan Year multiplied by 1.25; or
(ii) The ACP for a Plan Year for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the current year’s ACP for Participants who were Non-highly Compensated Employees for the current Plan Year multiplied by 2.0, provided that the ACP for Participants who are Highly Compensated Employees does not exceed the ACP for Participants who were Non-highly Compensated Employees in the current Plan Year by more than 2 percentage points.

(b) Safe Harbor. If Section 6.1 is amended to reinstate the Safe Harbor Contributions, the Plan shall automatically meet the Actual Contribution Percentage test described in 6.6(a) above.
(c) Corrective Measures (non-Safe Harbor years). In the event the Actual Contribution Percentage for Highly Compensated Employees does not satisfy the test set forth in subparagraph (a) hereinabove, the Administrator shall utilize one or more of the following corrective measures with respect to Excess Aggregate Contributions:
(i) Additional Contributions. Within twelve (12) months after the end of the Plan Year, the Employer may make a Qualified Discretionary Employer Contribution on behalf of Non-Highly Compensated Employees in an amount sufficient to satisfy the test set forth in subparagraph (a) hereinabove. Such contribution shall be allocated to the Qualified Discretionary Employer Contribution Account of each Non-Highly Compensated Employee on the same basis on which such Employer contributions are made. All contributions under this subparagraph shall meet the additional requirements of Section 1.401(m)-2(a)(6) of the regulations, which are incorporated herein by reference.
(ii) Distributions and Forfeitures. Excess Aggregate Contributions (adjusted for any income or loss) that are specifically designated as such by the Employer may be forfeited, if forfeitable, or may be distributed to the appropriate Highly Compensated Employees within two and one-half (2-1/2) months after the close of the Plan Year for which such Excess Aggregate Contributions were made. The amount of Excess Aggregate Contributions is determined in the following manner: (1) the actual contribution ratio (ACR) of the Highly-Compensated Employee with the highest ACR is reduced to the extent necessary to satisfy the actual contribution percentage (ACP) test or cause such ratio to equal the ACR of the Highly-Compensated Employee with the next highest ratio; (2) the process is repeated until the ACP test is satisfied. The total dollar amount of Excess Aggregate Contributions is equal to the sum of the above reductions multiplied, in each case, by the Highly-Compensated Employee’s Compensation. The amount of Excess Aggregate Contributions to be distributed shall be determined on the basis of the amount of contributions made on behalf of each Highly-Compensated Employee, taking into account those Excess Aggregate Contributions attributable first to the Highly-Compensated Employees who have the greatest dollar amount of Employer Matching Contributions.
(iii) Amounts shall be forfeited or distributed, as applicable, on a pro rata basis from the Participant’s Employer Matching Contribution Account and Qualified Employer Matching Contribution Account (and if applicable, the Participant’s Qualified Discretionary Employer Contribution Account or Elective Deferral account, or both), but only to the extent not used in the Actual Deferral Percentage test. Amounts forfeited by Highly Compensated Employees under this Section shall be allocated or applied in accordance with Section 9.3, provided that no forfeitures arising under this Section shall be allocated to the Account of any Highly Compensated Employee.
(iv) Distributions and forfeitures under this Section may be postponed but not later than the close of the Plan Year following the Plan Year for which such Excess Contributions were made. Distributions and/or forfeitures that are postponed pursuant to the preceding sentence shall cause the Employer to be subject to the excise tax imposed by Code Section 4979.
(v) Determination of income or loss: Excess Aggregate Contributions shall be adjusted for any income or loss for the Plan Year. The Plan Administrator shall not calculate nor distribute allocable income for the Gap Period.

(d) If a Highly Compensated Employee participates in two or more cash or deferred arrangements of the same Employer but with different plan years, each plan must be tested with all Employer Matching Contributions (and any other contributions taken into account in calculating the contribution ratio for such Employee) made to each plan in each plan year. If the cash or deferred arrangements have the same plan year, all such contributions are treated as being made under the plan being tested. Notwithstanding the foregoing, certain plans shall be treated as separate if mandatorily disaggregated under regulations promulgated under Section 401(m) of the Code.
(e) Plans may be aggregated in order to satisfy Section 401(m) of the Code only if such plans have the same Plan Year and use the same Actual Contribution Percentage testing method (prior year or current year). To determine whether the Plan satisfies the Actual Contribution Percentage Test, all Employer Matching Contributions and non-deductible Employee Contributions (if any) made under two or more plans aggregated under Section 401(a)(4) or 410(b) of the Code (other than Section 410(b)(2)(A)(ii)) will be treated as made under a single plan. Furthermore, if two or more plans are permissively aggregated for purposes of Section 401(m), the aggregated plans must also satisfy Sections 401(a)(4) and 410(b) as though they were a single plan.
(f) The Employer shall maintain records sufficient to demonstrate satisfaction of the Average Contribution Percentage test.
(g) If the testing method (prior year or current year) used for the Actual Contribution Percentage test differs from the testing method used for the Actual Deferral Percentage test, Elective Deferrals may not be used in meeting the requirements of the Actual Contribution Percentage test and Qualified Matching Contributions may not be used in meeting the requirements the Actual Deferral Percentage test.
6.7 Additional Contribution to Restore Cashed-Out Benefits. In the event a Participant who has received a distribution of his Vested Accrued Benefit under Section 9.2 hereinbelow, and who is subsequently reemployed by the Employer, repays the amount of such distribution as required by Section 9.2, the Employer shall, upon such repayment, make a contribution to such Participant’s Account(s) in an amount equal to the part of such Account(s) which was forfeited.
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ARTICLE VII
ALLOCATIONS AND ADJUSTMENTS TO ACCOUNTS
7.1 Procedure. The balance in each Participant’s Accounts, less in-service withdrawals for that Plan Year, shall be determined as of the first day of each Plan Year. After such balance has been determined, adjustments and allocations shall be made to each account by the Administrator, as of each Anniversary Date or other Valuation Date (collectively referred to in this Section 7.1 as “Valuation Date”), according to the following procedure:
(a) The earnings, losses and increases or decreases in the investments elected by each Participant pursuant to ARTICLE XII shall be determined on a daily basis and allocated to each active and Inactive Participant’s account(s).
(b) As of each Valuation Date, Employer Matching Contributions shall be allocated to each Participant’s Employer Matching Contribution Account in an amount contributed on his behalf pursuant to Section 6.1 hereinabove.
(c) As of each Valuation Date, Elective Deferrals made pursuant to Sections 6.1 and 6.2 hereinabove shall be allocated to each Participant’s Elective Deferral Account(s) in an amount equal to such Elective Deferrals.
(d) If a Participant has forfeited all or part of his Accrued Benefit, pursuant to ARTICLE IX, his account(s) which included the part forfeited shall be reduced by the amount of such forfeiture.
(e) Discretionary Employer contributions plus forfeitures for the Plan Year shall be allocated to the Discretionary Employer Contribution Account of each Participant who is to share in such allocation, as provided in Section 7.2 in the proportion that the Compensation of each such Participant bears to the Compensation of all Participants.
7.2 Accrual of Contributions.
(a) Except as provided in Section 7.2(b) and 7.2(c) hereof, a Participant shall share in Discretionary Employer Contributions, Employer Matching Contributions and forfeitures only if he is employed by the Employer on the Anniversary Date of the Plan Year for which the contribution is made and, effective January 1, 2010, has completed one thousand (1,000) Hours of Service with the Employer during such Plan Year. This subparagraph shall not apply to Safe Harbor Contributions.
(b) A contribution shall be allocated to a retired, deceased or disabled Participant, or a Participant on leave of absence, for the year in which he attains his Normal Retirement Age (or, if he continues to be employed by the Employer, the year in which he separates from service after attainment of Normal Retirement Age), dies or becomes disabled, or is on leave of absence, without regard to the requirements that he complete one thousand (1,000) Hours of Service and be employed on the Anniversary Date of the Plan Year for which the contribution is made.
(c) In the event the Plan is determined to be a Top-Heavy Plan as defined in Section 10.2 for any Plan Year, a contribution (as determined in Section 10.1) of up to three percent (3%) of a Participant’s Compensation (for the full Plan Year for which the contribution is made) shall be allocated to each non-key employee who is a Participant for such Plan Year even though such Participant fails to complete one thousand (1,000) Hours of Service during such Plan Year, provided such Participant is employed on the Anniversary Date of such Plan Year.

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7.3 Accounts. The Administrator shall maintain for each Participant the appropriate accounts to receive and hold contributions made on the Participant’s behalf. In the case of a Participant to whom Section 9.4(c) is applicable, the Administrator shall divide the Participant’s accounts subject to Section 9.4(c) into separate sub-accounts for pre-break Accrued Benefits and post-break Accrued Benefits. Each account shall consist of contributions and forfeitures allocable to such Participant and the earnings, losses, expenses, and increases or decreases in the fair market value of the Trust Fund attributable to the account.
7.4 Limitations on Annual Additions. Except to the extent permitted under Section 6.3(b) (Catch up Contributions) of this Plan and Section 414(v) of the Code, the annual addition that may be contributed or allocated to a Participant’s account under the Plan for any Limitation Year shall not exceed the maximum permissible amount. If the Employer contributions that would otherwise be contributed or allocated to the Participant’s account would cause the annual additions for the Limitation Year to exceed the maximum permissible amount, the amount contributed or allocated will be reduced so that the annual additions for the Limitation Year will equal the maximum permissible amount, which is the lesser of:
(a) $40,000, as adjusted for increases in the cost-of-living under section 415(d) of the Code, or
(b) 100 percent of the Participant’s Section 415 Compensation for the Limitation Year. The compensation limit referred to in (ii) shall not apply to any contribution for medical benefits after separation from service (within the meaning of section 401(h) or section 419A(f)(2) of the Code) which is otherwise treated as an annual addition.
7.5 Definition of Annual Additions.
(a) Annual Addition Defined. For purposes of this Section and unless as otherwise provided, the term “annual addition” shall mean the sum for any Limitation Year of (1) Employer contributions, (2) Elective Deferrals, (3) forfeitures, (4) amounts attributable to post-retirement medical benefits allocated to an account of a key employee established pursuant to Section 419A(d) of the Code, under a welfare benefit fund, as defined in Section 419(e) of the Code, and (5) amounts allocated to an individual medical account, as defined in Section 415(l)(2), which is part of a pension or annuity plan maintained by the Employer.
(b) Treatment of Excess Deferrals and Excess Contributions. Contributions do not fail to be annual additions merely because they are excess deferrals, excess contributions or excess aggregate contributions or merely because excess contributions or excess aggregate contributions are corrected through distribution. Excess deferrals that are distributed in accordance with Section 6.3 hereinabove are not annual additions.

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(c) Restorative Payments. Annual additions for purposes of Code §415 shall not include restorative payments. A restorative payment is a payment made to restore losses to a Plan resulting from actions by a fiduciary for which there is reasonable risk of liability for breach of a fiduciary duty under ERISA or under other applicable federal or state law, where participants who are similarly situated are treated similarly with respect to the payments. Generally, payments are restorative payments only if the payments are made in order to restore some or all of the plan’s losses due to an action (or a failure to act) that creates a reasonable risk of liability for such a breach of fiduciary duty (other than a breach of fiduciary duty arising from failure to remit contributions to the Plan). This includes payments to a plan made pursuant to a Department of Labor order, the Department of Labor’s Voluntary Fiduciary Correction Program, or a court-approved settlement, to restore losses to a qualified defined contribution plan on account of the breach of fiduciary duty (other than a breach of fiduciary duty arising from failure to remit contributions to the Plan). Payments made to the Plan to make up for losses due merely to market fluctuations and other payments that are not made on account of a reasonable risk of liability for breach of a fiduciary duty under ERISA are not restorative payments and generally constitute contributions that are considered annual additions.
(d) Other Amounts. Annual additions for purposes of Code § 415 shall not include: (1) The direct transfer of a benefit or employee contributions from a qualified plan to this Plan; (2) Rollover contributions (as described in Code §§401(a)(31), 402(c)(l), 403(a)(4), 403(b)(8), 408(d)(3), and 457(e)(16)); (3) Repayments of loans made to a participant from the Plan; and (4) Repayments of amounts described in Code §41l(a)(7)(B) (in accordance with Code §41l(a)(7)(C)) and Code §41l(a)(3)(D) or repayment of contributions to a governmental plan (as defined in Code §414(d)) as described in Code §4l5(k)(3), as well as Employer restorations of benefits that are required pursuant to such repayments.
7.6 Change of Limitation Year. The limitation year may only be changed by a Plan amendment. Furthermore, if the Plan is terminated effective as of a date other than the last day of the Plan’s limitation year, then the Plan is treated as if the Plan had been amended to change its limitation year.
7.7 Excess Annual Additions. Notwithstanding any provision of the Plan to the contrary, if the annual additions (within the meaning of Code §415) are exceeded for any participant, then the Plan may only correct such excess in accordance with the Employee Plans Compliance Resolution System (EPCRS) as set forth in Revenue Procedure 2006-27 or any superseding guidance, including, but not limited to, the preamble of the final §415 regulations.
7.8 Aggregation and Disaggregation of Plans.
(a) General Application. For purposes of applying the limitations of Code §415, all defined contribution plans (without regard to whether a plan has been terminated) ever maintained by the Employer (or a “predecessor employer”) under which the participant receives annual additions are treated as one defined contribution plan. The “Employer” means the Employer that adopts this Plan and all members of a controlled group or an affiliated service group that includes the Employer (within the meaning of Code §§414(b), (c), (m) or (o)), except that for purposes of this Section, the determination shall be made by applying Code §415(h), and shall take into account tax-exempt organizations under Regulation Section 1.414(c)-5, as modified by Regulation Section 1.415(a)-1(f)(1). For purposes of this Section:
(i) A former Employer is a “predecessor employer” with respect to a participant in a plan maintained by an Employer if the Employer maintains a plan under which the participant had accrued a benefit while performing services for the former Employer, but only if that benefit is provided under the plan maintained by the Employer. For this purpose, the formerly affiliated plan rules in Regulation Section 1.415(f)-1(b)(2) apply as if the Employer and predecessor Employer constituted a single employer under the rules described in Regulation Section 1.415(a)-1(f)(1) and (2) immediately prior to the cessation of affiliation (and as if they constituted two, unrelated employers under the rules described in Regulation Section 1.415(a)-1(f)(1) and (2) immediately after the cessation of affiliation) and cessation of affiliation was the event that gives rise to the predecessor employer relationship, such as a transfer of benefits or plan sponsorship.

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(ii) With respect to an Employer of a participant, a former entity that antedates the Employer is a “predecessor employer” with respect to the participant if, under the facts and circumstances, the employer constitutes a continuation of all or a portion of the trade or business of the former entity.
(b) Break-up of an Affiliate Employer or an Affiliated Service Group. For purposes of aggregating plans for Code §415, a “formerly affiliated plan” of an employer is taken into account for purposes of applying the Code §415 limitations to the employer, but the formerly affiliated plan is treated as if it had terminated immediately prior to the “cessation of affiliation.” For purposes of this paragraph, a “formerly affiliated plan” of an employer is a plan that, immediately prior to the cessation of affiliation, was actually maintained by one or more of the entities that constitute the employer (as determined under the employer affiliation rules described in Regulation Section 1.415(a)-1(f)(1) and (2)), and immediately after the cessation of affiliation, is not actually maintained by any of the entities that constitute the employer (as determined under the employer affiliation rules described in Regulation Section 1.415(a)-1(f)(1) and (2)). For purposes of this paragraph, a “cessation of affiliation” means the event that causes an entity to no longer be aggregated with one or more other entities as a single employer under the employer affiliation rules described in Regulation Section 1.415(a)-1(f)(l) and (2) (such as the sale of a subsidiary outside a controlled group), or that causes a plan to not actually be maintained by any of the entities that constitute the employer under the employer affiliation rules of Regulation Section 1.415(a)-1(f)(1) and (2) (such as a transfer of plan sponsorship outside of a controlled group).
(c) Midyear Aggregation. Two or more defined contribution plans that are not required to be aggregated pursuant to Code §415(f) and the Regulations thereunder as of the first day of a limitation year do not fail to satisfy the requirements of Code §415 with respect to a participant for the limitation year merely because they are aggregated later in that limitation year, provided that no annual additions are credited to the participant’s account after the date on which the plans are required to be aggregated.
7.9 Section 415 Compensation for Testing and Other Compliance Purposes. The provisions of the Plan setting forth the definition of compensation for purposes of Code §415 (hereinafter referred to as “Section 415 Compensation”), as well as compensation for purposes of determining highly compensated employees pursuant to Code §414(q) and for top-heavy purposes under Code §416 (including the determination of key employees), shall be amended to read as follows:
(a) Notwithstanding anything herein to the contrary, the term “Section 415 Compensation” means the generally applicable definition of compensation within the meaning of Section 415(c)(3) of the Code, as defined in Treasury Regulation Section 1.415(c)-2(b) and -2(c), and any subsequent guidance interpreting the generally applicable definition of compensation under Section 415(c)(3) of the Code, as such definition shall be amended from time to time thereunder. “Section 415 Compensation” shall include (unless the Treasury Regulations, as amended from time to time, require otherwise) remuneration for services of the following types:
(i) The Employee’s wages, salaries, fees for professional services, and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer, to the extent that the amounts are includible in gross income (or to the extent amounts would have been received and includible in gross income but for an election under section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k), or 457(b)). These amounts include, but are not limited to, commissions paid to salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a non-accountable plan as described in §1.62-2(c).

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(ii) In the case of an Employee who is an employee within the meaning of section 401(c)(1) and regulations promulgated under section 401(c)(1), the Employee’s earned income (as described in section 401(c)(2) and regulations promulgated under section 401(c)(2)), plus amounts deferred at the election of the Employee that would be includible in gross income but for the rules of section 402(e)(3), 402(h)(1)(B), 402(k), or 457(b).
(iii) Amounts described in section 104(a)(3), 105(a), or 105(h), but only to the extent that these amounts are includible in the gross income of the Employee.
(iv) Amounts paid or reimbursed by the Employer for moving expenses incurred by an Employee, but only to the extent that at the time of the payment it is reasonable to believe that these amounts are not deductible by the Employee under section 217.
(v) The value of a nonstatutory option (which is an option other than a statutory option as defined in §1.421-1(b)) granted to an Employee by the Employer, but only to the extent that the value of the option is includible in the gross income of the Employee for the taxable year in which granted.
(vi) The amount includible in the gross income of an Employee upon making the election described in section 83(b).
(vii) Amounts that are includible in the gross income of an Employee under the rules of section 409A or section 457(f)(1)(A) or because the amounts are constructively received by the employee.
(b) “Section 415 Compensation” shall not include (unless the Treasury Regulations, as amended from time to time, require otherwise) the following:
(i) Contributions (other than elective contributions described in section 402(e)(3), section 408(k)(6), section 408(p)(2)(A)(i), or section 457(b)) made by the Employer to a plan of deferred compensation (including a simplified employee pension described in section 408(k) or a simple retirement account described in section 408(p), and whether or not qualified) to the extent that the contributions are not includible in the gross income of the Employee for the taxable year in which contributed. In addition, any distributions from a plan of deferred compensation (whether or not qualified) are not considered as compensation for section 415 purposes, regardless of whether such amounts are includible in the gross income of the Employee when distributed.
(ii) Amounts realized from the exercise of a nonstatutory option (which is an option other than a statutory option as defined in §1.421-1(b)), or when restricted stock or other property held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture (see section 83 and regulations promulgated under section 83).
(iii) Amounts realized from the sale, exchange, or other disposition of stock acquired under a statutory stock option (as defined in §1.421-1(b)).
(iv) Other amounts that receive special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the Employee and are not salary reduction amounts that are described in section 125).
(v) Other items of remuneration that are similar to any of the items listed in paragraphs (ii)(A) through (ii)(D) of this section.

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(c) “First Few Weeks” Rule. Section 415 Compensation for a limitation year shall not include amounts earned but not paid during the limitation year solely because of the timing of pay periods and pay dates.
7.10 Definition of Compensation for Contributions and Benefits. The provisions of the Plan setting forth the definition of compensation for allocation purposes (hereinafter referred to as “Plan Compensation”) shall not be affected by the provisions or adjustments that are made to Section 415 Compensation in Section 7.9 above.
7.11 Section 415 Compensation Paid After Severance from Employment. Section 415 Compensation shall be adjusted, as set forth herein, for the following types of compensation paid after a Participant’s severance from employment with the Employer maintaining the Plan (or any other entity that is treated as the Employer pursuant to Code §414(b), (c), (m) or (o)). However, amounts described below in this Section 7.11 may only be included in Section 415 Compensation to the extent such amounts are paid by the later of 2-1/2 months after severance from employment or by the end of the limitation year that includes the date of such severance from employment. Any other payment of compensation paid after severance of employment that is not described in the following types of compensation is not considered Section 415 Compensation within the meaning of Code §415(c)(3), even if payment is made within the time period specified above.
(a) Regular pay. Section 415 Compensation shall include regular pay after severance of employment if:
(i) The payment is regular compensation for services during the participant’s regular working hours, or compensation for services outside the participant’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments; and
(ii) The payment would have been paid to the participant prior to a severance from employment if the participant had continued in employment with the Employer.
(b) Leave cashouts. Leave cashouts shall be included in Section 415 Compensation if those amounts would have been included in the definition of Section 415 Compensation if they were paid prior to the participant’s severance from employment, and the amounts are payment for unused accrued bona fide sick, vacation, or other leave, but only if the participant would have been able to use the leave if employment had continued.
(c) No other types of post-severance compensation shall be included under this Section. Examples of types of post-severance compensation that are not included are:
(i) Payments from nonqualified unfunded deferred compensation plans;
(ii) Salary continuation payments for participants on military service; and
(iii) Salary continuation payments to a participant who is permanently and totally disabled (as defined in Code §22(e)(3).
7.12 Compensation Limit Application to 401(k) Plans. Participants may not make elective deferrals with respect to amounts that are not Section 415 Compensation. However, for this purpose, Section 415 Compensation is not limited to the annual compensation limit of Code §401(a)(l7); that is, the Plan is not required to determine a Participant’s Compensation on the basis of the earliest payments of Compensation during a year.
[End of Page]

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ARTICLE VIII
BENEFITS
8.1 Participant’s Rights and General Rules.
(a) Notwithstanding anything in this Plan to the contrary, a Participant shall not have a right to receive his Accrued Benefit or any of the assets held in the Trust Fund except in accordance with the terms and provisions of ARTICLE VIII. The Accrued Benefit and assets of a Participant attributable to Elective Deferrals (and Qualified Discretionary Employer Contributions, Qualified Employer Matching Contributions and Safe-Harbor Contributions, if any), shall not be distributed to a Participant or Beneficiary before one of the following events:
(i) The Employee’s retirement, death, Disability or severance from employment.
(ii) A deemed severance from employment during any period the Employee is performing service in the uniformed services described in Code §3401(h)(2)(A), provided the Participant is prohibited from making Elective Deferrals to the Plan for at least six (6) months after receipt of the distribution. This subparagraph (ii) applies only to amounts attributable to Elective Deferrals.
(iii) The termination of the Plan without the establishment of a successor plan as described in Section 15.3 of the Plan and as limited by such Section. Distributions due to the occurrence of this event shall be made in a lump sum.
(iv) The Participant’s attainment of age 59-1/2, provided that in-service withdrawals are permitted under this ARTICLE.
(v) The Participant’s hardship, provided hardship distributions are permitted under this ARTICLE. Distributions on account of hardship may only be made from an Elective Deferral Account.
(vi) The distribution is a Qualified Reservist Distribution, provided that Qualified Reservist Distributions are permitted under this ARTICLE. A “Qualified Reservist Distribution” is any distribution to an individual who is ordered or called to active duty after September 11, 2001, if: (i) the distribution is from amounts attributable to elective deferrals in a 401(k) plan; (ii) the individual was (by reason of being a member of a reserve component, as defined in section 101 of title 37, United States Code) ordered or called to active duty for a period in excess of 179 days or for an indefinite period; and (iii) the Plan makes the distribution during the period beginning on the date of such order or call, and ending at the close of the active duty period.
(b) The Plan shall not transfer Elective Deferrals (and Qualified Discretionary Employer Contributions, Qualified Employer Matching Contributions and Safe-Harbor Contributions, if any) to a plan that does not provide that the transferred amounts may not be distributed before the times specified in (a) above. The Plan does not fail to comply with the preceding sentence if it reasonably concludes that the transferee plan provides that the transferred amounts may not be distributed before the times specified in (a) above.

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8.2 Normal Retirement Benefit. A Participant who attains his Normal Retirement Age shall have a normal retirement benefit equal to his Accrued Benefit as of the last Valuation Date. Subject to the provisions of Section 8.3 hereinbelow, the Participant may elect to receive his Accrued Benefit as of any Valuation Date coinciding with or next following the date he retires.
8.3 Deferred Retirement Benefits. If a Participant continues to be employed by the Employer after he has attained his Normal Retirement Age, such participant shall continue to share in the allocation of contributions and forfeitures in accordance with ARTICLE VII, and payment of such Participant’s normal retirement benefit shall be deferred until actual termination of employment. Payment shall commence as soon as administratively possible following such termination. In no event shall benefit payments be delayed beyond a Participant’s required beginning date set forth in this ARTICLE, nor is this Section intended to provide any Participant with a right to continue in the employ of Employer.
8.4 Disability Benefit. A Participant who, while an Employee, incurs a total and permanent Disability prior to his Normal Retirement Age shall have a benefit equal to his Accrued Benefit as of the last Valuation Date. Upon termination of employment due to such Disability, the Participant may elect to receive his Accrued Benefit as of any Valuation Date coinciding with or next following such event.
8.5 Death Benefit. A Participant who dies shall have a benefit equal to his Accrued Benefit as of the last Valuation Date. Payment of his benefit shall commence as soon as administratively possible following such event.
(a) Unless otherwise elected as provided below, the Beneficiary of a Participant’s death benefit shall be the Participant’s spouse. The Participant may designate a Beneficiary other than his spouse if:
(i) the Participant and his spouse validly waive the spouse’s right to be the Participant’s Beneficiary and the spouse consents to the designated alternative beneficiary. Such waiver and consent must be in writing and signed by both the Participant and the Participant’s spouse and witnessed by a Plan representative or notary public; or
(ii) the Participant has no spouse and can establish such fact to the satisfaction of a Plan representative; or
(iii) the spouse cannot be located and the Participant can establish such fact to the satisfaction of a Plan representative.
(b) Any consent by a spouse (or the establishment that the consent of the spouse may not be obtained) under subparagraph (a) above shall be effective only with respect to such spouse. Additionally, a Participant may revoke a prior waiver without the consent of the spouse at any time prior to the commencement of benefits. The number of revocations shall not be limited.
(c) In the case of a death occurring on or after January 1, 2007, if a Participant dies while performing qualified military service (as defined in Code § 414(u)), the survivors of the Participant are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan as if the Participant had resumed and then terminated employment on account of death.
8.6 Benefit Upon Other Termination of Employment. A Participant who terminates employment, whether voluntarily or involuntarily, for any reason other than attainment of Normal Retirement Age, disability or death, shall be entitled to his Vested Accrued Benefit in accordance with Article IX hereof. Payment of such Vested Accrued Benefit shall be in accordance with this Article and shall commence as of the Valuation Date coinciding with or next following his termination of employment.

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8.7 Methods of Distribution. Upon termination of employment with the Employer or upon the termination of the Plan, the Participant may elect to receive his Vested Accrued Benefit in one lump sum.
8.8 Medium of Payment. The Participant or beneficiary may elect to receive the Account balances either entirely in cash, or cash for any Account balances invested in the funds other than Company Stock, and shares of Company Stock for any Account balances invested in Company Stock, provided that any fractional shares will be paid in cash.
8.9 Withdrawal Fee. The recordkeeper will deduct from the amount of each lump sum payment a processing fee in an amount determined from time to time by the recordkeeper and the Plan Administrator and timely communicated to Participants. The recordkeeper will reflect the deduction on the statement that it issues with the payment.
8.10 General Consent Rules.
(a) If the present value of a Participant’s Vested Accrued Benefit exceeds $1,000 on the date the distribution commences and such benefit is immediately distributable, such benefit may not be distributed without the written consent of the Participant. A Participant’s Vested Accrued Benefit is considered immediately distributable if any part of the benefit could be distributed to the Participant (or surviving spouse) before the Participant attains (or would have attained if not deceased) the later of his Normal Retirement Age or age 62. At least 30 but not more than 180 days prior to the Participant’s Annuity Starting Date, the Administrator shall provide the Participant with a written notice of his distribution options.
(b) A distribution may commence less than 30 days (but not less than seven (7) days) after the notice of distribution options is given, provided that:
(i) The Plan Administrator clearly informs the Participant that he has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and
(ii) The Participant, after receiving the notice, affirmatively elects a distribution.
8.11 Involuntary Cash-Out of Small Benefit.
(a) If the present value of a Participant’s Vested Accrued Benefit does not exceed $1,000 on the date the distribution commences and, after receiving the notice described in Section 8.8 above, the Participant does not affirmatively elect whether to take a cash distribution or a direct rollover, the Plan Administrator shall distribute the Participant’s benefit in a cash lump sum, less applicable withholding. However, the Participant may not be cashed-out without consent if: (1) the Participant has begun to receive distributions under an optional form of benefit; (2) at least one scheduled periodic distribution is still payable; and (3) the present value of the Participant’s Vested Accrued Benefit exceeded the $1,000 cash-out limit at the time of the first distribution under the optional form of benefit.

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(b) For purposes of subparagraph (a) above, the value of a Participant’s nonforfeitable account balance shall be determined by including that portion of the account balance that is attributable to rollover contributions (and earnings allocable thereto) accepted under Article XI (rollover article).
8.12 Conditions for Annuity Contracts. The terms of any annuity contract purchased and distributed by the Plan to a Participant or spouse shall comply with the requirements of this Article. If the Participant’s benefit is distributed in the form of an annuity purchased from an insurance company, distributions thereunder shall be made in accordance with the requirements of Section 401(a)(9) of the Code and the final regulations thereunder. Furthermore, any annuity contract distributed herefrom must be nontransferable.
8.13 In-Service Withdrawals.
(a) A Participant may request a Qualified Reservist Distribution, as defined in Section 8.1.
(b) The Trustee will deduct from the amount of each withdrawal under subparagraphs (c), (d) and (e) a processing fee in an amount determined from time to time by the recordkeeper and the Plan Administrator and timely communicated to Participants. The recordkeeper will reflect the deduction on the statement that it issues with the payment.
(c) Each Participant may withdraw all or part of his After-Tax Account balance and Pre-1987 Vested Account balance during his Employment. The Participant must submit a written request to the Plan Administrator, specifying the amount to be withdrawn. The Trustee will pay the amount withdrawn in a single payment in cash as promptly as practicable after the Plan Administrator approves the request. The Participant may not withdraw shares of Company Stock. The Trustee will pay each withdrawal first from the Participant’s After-Tax Account to the extent possible, then from his Pre-1987 Vested Account, and will withdraw on a pro rata basis for the investment funds in which each Account is invested.
(d) At any time after the Participant reaches age 59-1/2, he may submit to the Plan Administrator a written request to withdraw from his account balances; provided, however, Safe Harbor Matching Contributions shall not be available for withdrawal under this paragraph. The Trustee shall pay the withdrawal from such Participant’s accounts in the following order: (a) After-Tax Account, (b) Pre-1987 Vested Account from Transferor Plan, (c) Rollover Contribution Account, (d) Vested Employer Matching Contribution Account, (e) Vested Discretionary Employer Contribution Account, (f) unmatched Elective Deferrals and (g) matched Elective Deferrals, to the extent the Participant has such Accounts. The investment funds in each of the above accounts shall be liquidated on a pro rata basis. The Participant may request his withdrawal in the form of either cash of Company Stock.
(e) At any time, a Participant may submit to the Plan Administrator a written request to withdraw all or any portion of his Rollover Account.
(f) If the minimum distribution requirements of Code Section 401(a)(9) apply to a Participant, the Trustee will pay the withdrawal pro rata from all the investment funds in which the Participant’s Accounts are invested, and from his Accounts in the following order: (A) After-Tax Account, (2) Pre-1987 Vested Account from Transferor Plan, (3) Rollover Contribution Account, (4) Vested Employer Matching Contribution Account, (5) Vested Discretionary Employer Contribution Account, (6) unmatched Elective Deferrals and (7) matched Elective Deferrals, to the extent the Participant has such Accounts. The Participant may request his withdrawal in the form of either cash of Company Stock.

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(g) Notwithstanding anything herein to the contrary, if a Participant’s Accrued Benefit includes funds transferred from a Qualified Plan (“Transferor Plan”), in addition to the in-service withdrawals described above, the optional forms of benefit (as described in Section 411(d)(6) of the Code and the regulations thereunder) available under the Transferor Plan shall continue to be available except as otherwise permitted under the regulations. This provision shall apply only to the separate accounts of such Participant to which such funds have been transferred. The Transferor Plans and protected benefits related to funds transferred from such Plans are as follows:
(i) Cornerstone Realty Income Trust, Inc. Employee Retirement Plan and CRT Properties, Inc. 401(k) Plan.
(ii) The Transferor Plans merged into the Colonial Properties Trust 401(k) Profit Sharing Plan effective September 1, 2006. Both of the above Transferor Plans permitted in-service withdrawals from all vested accounts at age 59-1/2. There was no restriction as to amount or frequency. With respect to the transferred funds only, this withdrawal option will continue to be available to participants whose accounts were transferred.
8.14 Hardship Withdrawals. Subject to the limitations and requirements of this Section, the Administrator may, upon the request of a Participant, make a lump sum distribution to the Participant from his Elective Deferral Accounts (excluding earnings after December 31, 1988) as of the Valuation Date coinciding with or immediately preceding the date a request is made hereunder, for the purposes set forth below, subject to the following:
(a) Immediate and Heavy Financial Need. Any distribution under this Section must be on account of an immediate and heavy financial need. A distribution will be deemed to be made on account of an immediate and heavy financial need of the employee if the distribution is for:
(i) Expenses for (or necessary to obtain) medical care that would be deductible under IRC Section 213(d) incurred by the Participant, the Participant’s spouse, or any dependents of the Participant (as defined in Section 152), determined without regard to whether the expenses exceed 7.5% of adjusted gross income;
(ii) Costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);
(iii) Payment of tuition, related educational fees and room and board expenses for up to the next 12 months of post-secondary education for the Participant, his spouse, children, or dependents (as defined in IRC Section 152, and without regard to IRC Section 152(b)(1), (b)(2) and (d)(1)(B));
(iv) Payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage on that residence;
(v) Payments for burial or funeral expenses (incurred in taxable years after January 1, 2005) for the Participant’s deceased parent, spouse, children or dependents (as defined in IRC Section 152, and without regard to IRC Section 152(d)(1)(B)); or

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(vi) Expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under IRC Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income).
(b) Distribution Necessary to Satisfy Need. Once the distribution is determined to be for an immediate and heavy financial need, it must be determined that the distribution is necessary to satisfy the need. A distribution is deemed to be necessary to satisfy an immediate and heavy financial need of a Participant if all of the following requirements are satisfied:
(i) The distribution is not in excess of the amount of the immediate and heavy financial need of the Participant. The amount may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution.
(ii) The Participant has obtained all distributions (including distribution of ESOP dividends under Code Section 404(k), but not hardship distributions) and nontaxable (at the time of the loan) loans under all plans maintained by the Employer;
(iii) The Participant is prohibited, under the terms of the Plan or an otherwise legally enforceable agreement, from making elective contributions and employee contributions to the Plan and all other plans maintained by the Employer for at least six (6) months after receipt of the hardship distribution. For this purpose, the phrase “all other plans maintained by the Employer” means all qualified and nonqualified plans of deferred compensation maintained by the Employer. The phrase includes a stock option, stock purchase, or similar plan, or a cash or deferred arrangement that is part of a cafeteria plan within the meaning of Section 125. However, it does not include the mandatory employee contribution portion of a defined benefit plan. It also does not include a health or welfare benefit plan, including one that is part of a cafeteria plan within the meaning of Section 125.
(c) Beneficiary Based Hardship Distribution. A Participant’s hardship event, for purposes of the Plan’s safe harbor hardship distribution provisions pursuant to Treas. Reg. §1.401(k)-1(d)(3)(iii)(B), includes an immediate and heavy financial need of the Participant’s primary beneficiary under the Plan, that would constitute a hardship event if it occurred with respect to the Participant’s spouse or dependent as defined under Code §152 (such hardship events being limited to educational expenses, funeral expenses and certain medical expenses). For purposes of this Article, a Participant’s “primary beneficiary under the Plan” is an individual who is named as a beneficiary under the Plan and has an unconditional right to all or a portion of the Participant’s account balance under the Plan upon the Participant’s death.
(d) Application. Each request for a distribution must be made by written application to the Administrator supported by such evidence as the Administrator may require.
(e) Administrator Must Approve or Deny. A request for a distribution pursuant to this Section shall be approved or denied by written instrument given by the Administrator to the Participant within sixty (60) days after the date the written request is given to the Administrator by the Participant. In the event that such request is approved, the distribution shall be made within thirty (30) days after notice of approval is given by the Administrator to the Participant.
(f) Maximum Distributable Amount. A distribution on account of hardship must be limited to the maximum distributable amount. The maximum distributable amount is equal to the Employee’s total Elective Deferrals as of the date of the distribution, reduced by the amount of previous distributions Elective Deferrals on account of hardship.

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8.15 Statutory Commencement of Benefits. Payment of a Participant’s Accrued Benefit must commence not later than the sixtieth (60th) day after the close of a Plan Year in which the latest of the following events occurs:
(a) The attainment by the Participant of his Normal Retirement Age;
(b) The tenth (10th) anniversary of the date on which the Participant commenced participation in the Plan; or
(c) Termination of employment by the Participant.
8.16 Required Beginning Date.
(a) Non-Five Percent (5%) Owners. The required beginning date of a Participant who is not a five percent (5%) owner is the April 1 of the calendar year following the calendar year in which occurs the later of retirement or attainment of age 70-1/2.
(b) Five Percent (5%) Owners. The required beginning date of a Participant who is a Five Percent Owner is the April 1 following the calendar year in which the Participant attains age 70-1/2. Once distributions have begun to a Five Percent Owner under this Section, they must continue to be made even if the Participant ceases to be a Five Percent Owner.
8.17 Minimum Distribution Requirements — General Rules.
(a) Precedence. The requirements of Sections 8.17 through 8.21 will take precedence over any inconsistent provisions of the Plan.
(b) Requirements of Treasury Regulations Incorporated. All distributions required under Sections 8.17 through 8.21 will be determined and made in accordance with the Treasury regulations under Code Section 401(a)(9) and the minimum distribution incidental benefit requirement of Code Section 401(a)(9)(G).
(c) Limits on Distribution Periods. As of the first distribution calendar year, distributions, if not made in a single sum, may only be made over one of the following periods (or a combination thereof):
(i) the life of the Participant;
(ii) the life of the Participant and a Designated Beneficiary;
(iii) a period certain not extending beyond the life expectancy of the Participant; or
(iv) a period certain not extending beyond the joint and last survivor expectancy of the Participant and a Designated Beneficiary.
(d) TEFRA Section 242(b)(2) Elections. Notwithstanding the other provisions of Sections 8.17 through 8.21, distributions may be made under a designation made before January 1, 1984, in accordance with Section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to Section 242(b)(2) of TEFRA.

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8.18 Time and Manner of Distribution.
(a) Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date.
(b) Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed as follows:
(i) If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, the Participant’s entire interest will be distributed to the Designated Beneficiary by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.
(ii) If the Participant’s surviving spouse is not the Participant’s sole Designated Beneficiary, the Participant’s entire interest will be distributed to the Designated Beneficiary by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.
(iii) If there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.
(iv) If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this subparagraph (b), other than section (b)(i), will apply as if the surviving spouse were the Participant.
For purposes of this Section 8.18(b) and Section 8.20, unless section (iv) above applies, distributions are considered to begin on the Participant’s Required Beginning Date. If section (iv) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under section (i). If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s Required Beginning Date (or to the Participant’s surviving spouse before the date distributions are required to begin to the surviving spouse under section (i) above), the date distributions are considered to begin is the date distributions actually commence.
(c) Forms of Distribution. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the required beginning date, as of the first Distribution Calendar Year distributions will be made in accordance with Sections 8.19 and 8.20. If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Section 401(a)(9) of the Code and the Treasury regulations.
8.19 Required Minimum Distributions During Participant’s Lifetime.
(a) Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each Distribution Calendar Year is the lesser of:
(i) the quotient obtained by dividing the Participant’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9, Q&A-2, of the Treasury regulations, using the Participant’s age as of the Participant’s birthday in the Distribution Calendar Year; or

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(ii) if the Participant’s sole Designated Beneficiary for the Distribution Calendar Year is the Participant’s spouse, the quotient obtained by dividing the Participant’s Account Balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9, Q&A-3, of the Treasury regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the Distribution Calendar Year.
(b) Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this Section 8.19 beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Participant’s date of death.
8.20 Required Minimum Distributions After Participant’s Death.
(a) Death On or After Date Distributions Begin.
(i) Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the longer of the remaining Life Expectancy of the Participant or the remaining Life Expectancy of the Participant’s Designated Beneficiary, determined as follows:
(A) The Participant’s remaining Life Expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.
(B) If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, the remaining Life Expectancy of the surviving spouse is calculated for each Distribution Calendar Year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For Distribution Calendar Years after the year of the surviving spouse’s death, the remaining Life Expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.
(C) If the Participant’s surviving spouse is not the Participant’s sole Designated Beneficiary, the Designated Beneficiary’s remaining Life Expectancy is calculated using the age of the beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.
(ii) No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no Designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the Participant’s remaining Life Expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

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(b) Death Before Date Distributions Begin.
(i) Participant Survived by Designated Beneficiary. If the Participant dies before the date distributions begin and there is a Designated Beneficiary, the Participant’s entire interest will be distributed to the Designated Beneficiary by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.
(ii) No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.
(iii) Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under Section 8.18(b)(i), this Section 8.20(b) will apply as if the surviving spouse were the Participant.
8.21 Definitions.
(a) “Designated Beneficiary” shall mean the individual who is designated as the beneficiary under Section 3.9 of the Plan and is the designated beneficiary under Section 401(a)(9) of the Internal Revenue Code and section 1.401(a)(9)-4 of the Treasury regulations.
(b) “Distribution Calendar Year” shall mean a calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under Section 8.18. The required minimum distribution for the Participant’s first Distribution Calendar Year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.
(c) “Life Expectancy” shall mean life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9, Q&A-1, of the Treasury regulations.
(d) “Participant’s Account Balance” shall mean the account balance as of the last Valuation Date in the calendar year immediately preceding the Distribution Calendar Year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the Valuation Date and decreased by distributions made in the valuation calendar year after the Valuation Date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the Distribution Calendar Year if distributed or transferred in the valuation calendar year.
(e) “Required Beginning Date” shall mean date specified in section 8.16 of the Plan.

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8.22 Location of Participants and Beneficiaries.
(a) It is the duty of Participants who have terminated employment, or Beneficiaries of Participants, to keep the Administrator informed as to their correct address. If a Participant or Beneficiary fails to inform the Administrator in writing of a change of address and if the Administrator is unable to locate such Participant or Beneficiary by reasonable means, the Administrator shall notify the Participant or Beneficiary of available benefits by registered mail at the last address noted on the records of the Administrator. If the delivery of the notice by registered mail is refused or returned with address unknown, any benefits due such Participant or Beneficiary shall be segregated into a federally insured savings account for the benefit of the Participant or Beneficiary. The segregated account shall not share in the earnings and losses in the fair market value of the assets held in the Trust Fund. The Administrator shall determine earnings and losses in the fair market value of the assets held in the segregated account and shall allocate such earnings and losses to the segregated account. Such benefit shall remain in the segregated account until distributed in accordance with the Lost or Unclaimed Property Laws of the state in which the Plan Sponsor is domiciled.
(b) If the Plan has terminated and the Administrator is unable to locate a Participant or Beneficiary using the means described in (a) above, the Administrator shall establish a savings account for the benefit of the Participant or Beneficiary at a federally insured banking institution within the geographic vicinity in which the Employer is located. Any benefits due such Participant or Beneficiary shall be deposited in said savings account at the same time distributions are otherwise allowed under the Plan termination procedures. Such benefit shall remain in the savings account until distributed in accordance with the Lost or Unclaimed Property Laws of the state where the account is maintained.
8.23 Payments for the Benefit of Minors or Incompetents. If the Administrator receives evidence that a Participant or Beneficiary entitled to receive any payment under the Plan (“Recipient”) is a minor or under any legal disability, including without limitation incompetence or incapacity, and may be unable to receive such payment, apply the proceeds to his or her best interest, and give valid release therefor, then the Administrator, in its sole discretion, is authorized to pay over such sums in any one or more of the following ways:
(a) to the legal guardian or conservator of the Recipient, or to the Representative Payee who has been appointed to receive any government benefits paid on behalf of such Recipient, or to an agent designated under a valid durable power of attorney for the use and benefit of the Recipient; or
(b) to any custodial account established for the Recipient prior to the date of such payment, or if none exists, to a custodian eligible to serve as such custodian of the Recipient under the Uniform Transfers (or Gifts) to Minors Act in effect in the state of the Recipient’s residence for the use and benefit of the Recipient; or
(c) to the trustee (either court appointed or with a valid power of attorney) of any trust, or share of a trust, established prior to the date of such payment for the sole benefit of the Recipient, including without limitation, if appropriate, payment to the trustee of a discretionary, supplemental special needs trust.
The Administrator, in its discretion, may elect not to use any of (a), (b) or (c) above and may seek direction from a court of competent jurisdiction.

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ARTICLE IX
VESTING
9.1 Requirements.
(a) A Participant’s Accrued Benefit derived from Employer contributions shall be fully Vested upon the earlier of: (1) attainment of his Normal Retirement Age, (2) the later of age 65 or the 5th anniversary of the time the Participant commenced participation in the Plan, (3) total and permanent disability of the Participant, or (4) death of the Participant.
(b) Except as otherwise provided in this Section, a Participant shall have a Vested interest in his Accrued Benefit derived from Discretionary Employer Contributions and non-Safe-Harbor Employer Matching Contributions in accordance with the following schedule:

Years of Vesting Service	Vested Percentage

Less than 1	0%
1	20%
2	40%
3	60%
4	80%
5	100%
(c) The Accrued Benefit derived from Elective Deferrals, Safe Harbor Contributions, Employer Matching Contributions made for the 2009 Plan Year, After-Tax Employee Contributions, Qualified Employer Matching and Qualified Discretionary Employer Contributions shall be fully Vested at all times.
(d) Notwithstanding the provisions of this Section, Employer Matching Contributions and Qualified Employer Matching Contributions (if accrued) shall be forfeited if the contributions to which they relate are treated as Excess Deferrals, Excess Contributions or Excess Aggregate Contributions.
(e) A Participant’s Vested percentage in his Accrued Benefit derived from Employer contributions, as of the later of the adoption date or Effective Date of this Amendment, shall not be reduced by this or any Amendment to the Plan.
(f) Benefits transferred from Cornerstone Realty Income Trust, Inc. Employee Retirement Plan (the “Cornerstone Plan”) shall be vested as follows:
(i) With respect to the transferred account balances of participants in the Cornerstone Plan who terminated employment with Cornerstone Realty Income Trust, Inc. prior to its acquisition by Colonial Properties Trust, such transferred balances will remain vested according to the applicable vesting schedules as of the date of such termination of employment.
(ii) All other benefits transferred from the Cornerstone Plan shall be fully-vested.

9.2 Cash-Out; Buy-Back.
(a) If a Participant terminates employment with the Employer and thereafter is re-employed and again becomes eligible to participate in the Plan, the following Years of Vesting Service shall be disregarded for purposes of determining the Accrued Benefit of such Participant; but shall be taken into account for purposes of such Participant’s eligibility and vesting upon re-employment:
(i) Years of Vesting Service with respect to which he has received an involuntary distribution of the present value of his Vested Accrued Benefit (provided the distribution was made not later than the close of the second Plan Year following the Plan Year in which the Participant terminated employment); or
(ii) Years of Vesting Service with respect to which he has received a distribution of his Vested Accrued Benefit attributable to such Years of Vesting Service, which he elected to receive (provided the distribution was made not later than the close of the second Plan Year following the Plan Year in which the Participant terminated employment).
(b) A Participant who has received a distribution of his Vested Accrued Benefit, as described hereinabove in subparagraph (a) of this Section, may repay the amount of such distribution to the Trust Fund, provided
(i) such Participant is subsequently re-employed by Employer; and
(ii) repayment is made before the earlier of 5 years after the first date on which the Participant is subsequently re-employed, or the close of the period in which the Employee incurs five (5) consecutive 1-year Breaks In Service following the date of distribution.
(c) Upon such repayment, the Employer shall make a contribution to his Employer Contribution Account as required by Section 6.7. Immediately after such repayment, his Accrued Benefit shall, in no event, be less than his Accrued Benefit immediately prior to termination of employment.
(d) A Participant who has been deemed to receive a zero cash-out distribution per Section 9.3 below and who is re-employed before incurring five (5) consecutive 1-year Breaks In Service following the date of distribution is deemed to have repaid the zero distribution, and the non-vested portion of his Accrued Benefit shall be restored immediately upon re-employment. Immediately after such deemed repayment, his Accrued Benefit shall, in no event, be less than his Accrued Benefit immediately prior to termination of employment.
9.3 Forfeitures. Notwithstanding the provisions of Section 9.2 hereinabove, upon termination of employment, the portion of a Participant’s Accrued Benefit derived from Employer Contributions which is not Vested shall be forfeited upon the earlier of a cash-out distribution to the Participant, or the incurrence of five (5) consecutive Breaks-In-Service. For purposes of this Section, a Participant who terminates employment with a zero Vested Accrued Benefit shall be deemed to have received a cash-out distribution as of the date on which he separates from service. A Participant with Elective Deferrals in his account has a Vested Accrued Benefit and may not be deemed to receive a cash-out under this Section. Forfeitures shall be used to reduce the contribution of the Employer for the same and/or future Plan Years.

9.4 Computation of Years of Vesting Service. For purposes of computing Years of Vesting Service under the Plan to determine the Vested percentage under Section 9.1, all of an Employee’s Years of Vesting Service shall be taken into account, except that the following Years of Vesting Service shall be excluded:
(a) In the case of a Participant who has 5 consecutive 1-year Breaks In Service, all Years of Vesting Service after such Breaks In Service will be disregarded for the purpose of vesting the employer-derived Accrued Benefit that accrued before such Breaks, but both pre-break and post-break service will count for the purposes of vesting the employer-derived Accrued Benefit that accrues after such Breaks. Separate accounts will be maintained for the Participant’s pre-break and post-break employer-derived Accrued Benefit pursuant to Section 7.3 hereof. Both accounts will share in the earnings and losses of the Trust Fund.
(b) In the case of a Participant who does not have 5 consecutive 1-year Breaks In Service, both the pre-break and post-break service will count in vesting both the pre-break and post-break employer-derived Accrued Benefit.
9.5 Hours of Service Requirement. A Participant who has less than one thousand (1,000) Hours of Service in any Plan Year shall not advance on the vesting schedule for that year.
[End of Page]

ARTICLE X
TOP-HEAVY PLAN
10.1 Top-Heavy Requirements. For any Plan Year in which the Plan is determined to be a Top-Heavy Plan as determined in accordance with Section 10.2 hereof:
(a) The allocable share of the Employer contribution for each Participant who is a non-key employee shall not be less than the lesser of: (i) three percent (3%) of such Participant’s Compensation, or (ii) the largest percentage of the Employer contribution made (or required to be made), including salary deferrals, for any Key Employee for such Plan Year. Salary deferrals of non-key employees may not be treated as Employer contributions for purposes of this minimum contribution requirement. For purposes of this ARTICLE, Compensation shall mean a Participant’s Section 415 Compensation (for the full Plan Year for which the contribution is made), including contributions made pursuant to a salary reduction arrangement. Section 415 Compensation under this subparagraph shall be limited as specified in Section 3.15(f) hereinabove.
(b) Employer Matching Contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Section 416(c)(2) of the Code and the Plan. The preceding sentence shall apply with respect to matching contributions under the Plan or, if the Plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Employer Matching Contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Section 401(m) of the Code.
10.2 Top-Heavy Determination.
(a) The Plan shall be considered a Top-Heavy Plan and shall be subject to the additional requirements of Section 10.1 hereinabove, with respect to any Plan Year, if, as of the Anniversary Date of the preceding Plan Year or in the case of the first Plan Year, the Anniversary Date of such Plan Year (hereinafter referred to as the “Determination Date”) either:
(i) the Sum of the Value of the Aggregate Accounts of Key-Employees exceeds sixty percent (60%) of a similar sum determined for all Employees, excluding former Key-Employees, (the “60% Test”); or
(ii) the Plan is part of a Required Aggregation Group, and the sum of the Present Value of Accrued Benefits and the Value of the Aggregate Accounts of Key-Employees in all Plans in such Group exceeds sixty percent (60%) of a similar sum determined for all Employees, excluding former Key-Employees.
(b) For purposes of this Section 10.2, the Aggregate Account of an Employee as of the Determination Date is the sum of:
(i) a Participant’s Accounts holding contributions made by the Employer pursuant to Section 6.1 hereinabove as of the Determination Date adjusted for any contributions due as of the Determination Date, and further adjusted by including:
(A) any Plan distributions made within the one-year period ending on the Determination Date;

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(B) any distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code; and
(C) in the case of a distribution made for other than severance from employment, death or disability, any distributions made within the five-year period ending on the Determination Date.
(ii) a Participant’s non-deductible Employee Contribution Account, if any; and
(iii) a Participant’s Rollover Account (except for a rollover account maintained to record a post-December 31, 1983 transfer to the Trust Fund which was initiated by the Employee and made to this Plan from a plan which was not maintained by the Employer or by an entity required to be aggregated with the Employer).
(c) For purposes of this Section, Present Value of Accrued Benefits shall be determined, in the case of a defined benefit pension plan, under the provisions of such a plan or plans.
(d) Notwithstanding the provisions of subsection (a) hereinabove, the Plan shall not be a Top-Heavy Plan, if the Administrator elects to treat the Plan as part of a Permissive Aggregation Group, and the Permissive Aggregation Group is not determined to be Top-Heavy using the criteria of the “60% Test” hereinabove.
(e) Only those plans in which the Determination Dates fall within the same calendar year shall be included in a Required or a Permissive Aggregation Group in order to determine whether the Plan is a Top-Heavy Plan.
(f) If a Participant or former Participant (a Participant who no longer shares in contributions or forfeitures and/or no longer accrues a benefit for a Plan Year) has not performed any services for the Employer maintaining the Plan at any time during the one year period ending on the Determination Date, the Aggregate Account and/or Present Value of Accrued Benefit for such Participant shall not be taken into account for purposes of subsection (a) hereinabove.
(g) Solely for the purpose of determining if the Plan, or any other plan included in a required or permissive aggregation group of which this Plan is a part, is top-heavy (within the meaning of Section 416(g) of the Code) the Accrued Benefit of an Employee other than a key employee (within the meaning of Section 416(i)(1) of the Code) shall be determined under (a) the method, if any, that uniformly applies for accrual purposes under all plans maintained by the Affiliated Employers, or (b) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional accrual rate of Section 411(b)(1)(C) of the Code.
[End of Page]

X-2

ARTICLE XI
ROLLOVERS AND TRANSFERS
11.1 Direct Rollovers by Employees. Notwithstanding any provisions of the Plan to the contrary that would otherwise limit a Distributee’s election under this Section, a Distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a direct rollover. However, if his Eligible Rollover Distribution is less than $500, he may elect to have all, but not a portion, of such distribution paid directly to an Eligible Retirement Plan specified by the Distributee.
11.2 Definitions. For purposes of this ARTICLE XI, the following definitions shall apply:
(a) “Eligible Rollover Distribution” shall mean:
(i) Except as provided in (ii) below, any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: (1) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated Beneficiary, or for a specified period of ten years or more; (2) any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; (3) any hardship distribution from the Plan, (4) the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to Employer securities); and (5) any other distribution(s) that is reasonably expected to total less than $200 during a year.
(ii) Notwithstanding the provisions of (i) above, a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions or Roth elective deferral contributions which are not includible in gross income. Such portion may be transferred only:
(A) to an individual retirement account or annuity described in Section 408(a) or (b) of the Code, or
(B) to a qualified plan (defined contribution or defined benefit) described in Section 401(a) of the Code or to an annuity contract described in Section 403(b) of the Code. The recipient plan or contract must: (1) agree to separately account for amounts so transferred (and earnings thereon, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible, and (2) in the case of the transfer of Roth elective deferrals, contain a Roth elective deferral feature.
(b) “Eligible Retirement Plan” shall mean an individual retirement account or annuity described in Section 408(a) or 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Distributee’s Eligible Rollover Distribution. An Eligible Retirement Plan shall also mean an annuity contract described in section 403(b) of the Code and an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in section 414(p) of the Code.

(c) “Distributee” shall mean an Employee or former Employee. In addition, the Employee’s or former Employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the spouse or former spouse.
(d) “Direct Rollover” shall mean a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.
11.3 Direct Rollover of Non-Spousal Distribution.
(a) A non-spouse beneficiary who is a “designated beneficiary” under Code §401(a)(9)(E) and the regulations thereunder, by a direct trustee-to-trustee transfer (“direct rollover”), may roll over all or any portion of his or her distribution to an individual retirement account the beneficiary establishes for purposes of receiving the distribution. In order to be able to roll over the distribution, the distribution otherwise must satisfy the definition of an eligible rollover distribution.
(b) Although a non-spouse beneficiary may roll over directly a distribution as provided in Section (a) above, any distribution made prior to January 1, 2010 is not subject to the direct rollover requirements of Code §401(a)(31) (including Code §401(a)(31)(B), the notice requirements of Code §402(f) or the mandatory withholding requirements of Code §3405(c)). If a non-spouse beneficiary receives a distribution from the Plan, the distribution is not eligible for a “60-day” rollover.
(c) If the Participant’s named beneficiary is a trust, the Plan may make a direct rollover to an individual retirement account on behalf of the trust, provided the trust satisfies the requirements to be a designated beneficiary within the meaning of Code §401(a)(9)(E).
(d) A non-spouse beneficiary may not roll over an amount which is a required minimum distribution, as determined under applicable Treasury regulations and other Revenue Service guidance. If the Participant dies before his or her required beginning date and the non-spouse beneficiary rolls over to an IRA the maximum amount eligible for rollover, the beneficiary may elect to use either the 5-year rule or the life expectancy rule, pursuant to Treas. Reg. §1.401(a)(9)-3, A-4(c), in determining the required minimum distributions from the IRA that receives the non-spouse beneficiary’s distribution.
11.4 Direct Rollover to Roth IRA. For distributions made after December 31, 2007, a Participant or spousal beneficiary may elect to roll over directly or indirectly (and a non-spouse beneficiary may roll over directly) an eligible rollover distribution to a Roth IRA described in Code Section 408A(b). Amounts transferred under this Section will be taxable in the year in which the transfer occurs.
11.5 Rollovers From Other Plans.
(a) Direct Rollovers. The Plan will accept a direct rollover of an eligible rollover distribution from the following types of plans:
(i) A qualified plan described in Section 401(a) or 403(a) of the Code, excluding after-tax employee contributions.

(ii) An annuity contract described in Section 403(b) of the Code, excluding after-tax employee contributions.
(iii) An eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.
(b) Traditional 60-day Rollovers. If elected below, an Employee may transfer to the Plan all or any portion of the proceeds received from another plan, in accordance with procedures established by the Administrator, provided the transfer occurs on or before the sixtieth (60th) day following receipt of the distribution by the Employee from the other plan, and, if the proceeds received from the other plan were received by the Employee as a partial distribution, such distribution must qualify under Section 402(a)(5)(D) of the Code, or, provided the transfer is directly made from a “conduit” Individual Retirement Account (as defined in Section 408(a) of the Code) which held only the proceeds from such other plan and which were transferred to the Individual Retirement Account on or before the 60th day following receipt of the distribution by the Employee from the other plan. The plan will accept a participant contribution of an eligible rollover distribution from the following types of plans:
(i) A qualified plan described in Section 401(a) or 403(a) of the Code, excluding after-tax employee contributions.
(ii) An annuity contract described in Section 403(b) of the Code, excluding after-tax employee contributions.
(iii) An eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.
(c) Rollovers from Traditional IRAs. The Plan will not accept rollovers from traditional (non-“conduit”) individual retirement account or annuity described in section 408(a) or 408(b) of the Code.
11.6 Procedures and Information. The Administrator shall develop such procedures and may require such other information from an Employee desiring to make (or to have made) such rollover or transfer as described in this Article as it deems necessary or desirable to determine that the proposed transfer will meet the requirements of this Article and of the Code.
11.7 Allocations to Rollover Account. Upon approval by the Administrator, the amount transferred shall be deposited in the Trust Fund and shall be allocated to the Employee’s Rollover Account.

11.8 Vesting of Rollover Account. An Employee’s Rollover Account shall be fully Vested at all times.
11.9 Distributions of Rollover Account. When a Participant terminates his employment with the Employer upon retirement, death or disability, or when the Plan is terminated, the total amount in his Rollover Account shall be distributed to him in accordance with ARTICLE VIII.
11.10 Eligible Employees. An Employee shall be eligible to make or direct the transfers permitted in this ARTICLE even though he is not yet eligible to participate in the Plan as required by ARTICLE V.
11.11 Acceptance of Transferred Loan Notes from Other Plans. If a Participant’s Accrued Benefit includes funds transferred from a Qualified Plan (“Transferor Plan”), and if such Accrued Benefit includes an outstanding loan note, the Plan (“Transferee Plan”) may accept the loan note transferred from the Other Plan, provided:
(a) The change in obligee or the change in repayment schedule shall not be deemed to create a new loan for any purpose under Section 72(p), 401(a)(13) and 4975(d)(1); and
(b) There shall be a written assignment of the promissory note and any security documentation from the trustee of the Other Plan to the Trustee of the Transferee Plan, which shall be approved, accepted and acknowledged by Employer and Participant.
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ARTICLE XII
DIRECTED INVESTMENTS
12.1 Selection of Investment Provider. The Retirement Committee shall select the Investment Provider or Providers for the Plan based on such criteria as established by the Retirement Committee. The Retirement Committee shall have the authority to terminate an Investment Provider, at any time, upon written notice as provided in the contractual agreement between the Retirement Committee and the Investment Provider or Providers.
12.2 Investment Options. The Retirement Committee shall select a broad and diversified menu of investment options offered by the Investment Provider, including, but not limited to, the following asset classes:

Stable Value	Intermediate-term Bond	Target-Date 2015-2029
Long-term Bond	Target-Date 2000-2014	Large Blend
Large Value	Large Growth	Target-Date 2030+
Foreign Large Blend	Mid-Cap Blend	Mid-Cap Growth
Small Value	Small Blend	Small Growth
Company Stock
The Retirement Committee may select all or less than all of the above asset classes as investment options offered by the Investment Provider.
12.3 Participant Direction. A Participant may direct the investment of his or her account on a daily basis into one or more of the investment options offered by the Investment Provider.
12.4 Failure to Elect. If any Participant fails to timely make his investment selections, or if his elected investments total less than 100 percent of his Account balances, the Retirement Committee will invest the balances for which no election is made in the stable value fund of the Investment Provider.
12.5 Allocation of Earnings. All earnings attributable to the Account balances invested in each asset class will be reinvested in that asset class.
12.6 Rule Applicable to Elective Deferrals and Employee Contributions. For Plan Years beginning after December 31, 2006, if any portion of the account of a Participant (including, for purposes of this Article, a beneficiary entitled to exercise the rights of a Participant) attributable to elective deferrals or employee contributions is invested in publicly-traded Employer securities, the Participant may elect to direct the Plan to divest any such securities, and to reinvest an equivalent amount in other investment options which satisfy the requirements of Section 12.8.
12.7 Rule Applicable to Employer Contributions. If any portion of a Participant’s account attributable to nonelective or matching contributions is invested in publicly-traded Employer securities, then a Participant who has completed at least three (3) years of vesting service, or a beneficiary of any deceased Participant entitled to exercise the right of a Participant, may elect to direct the Plan to divest any such securities, and to reinvest an equivalent amount in other investment options which satisfy the requirements of Section 12.8.

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(a) Three-year phase-in applicable to Employer contributions. For Employer securities acquired with nonelective or matching contributions during a Plan Year beginning before January 1, 2007, the rule described in this Section 12.7 only applies to the percentage of the Employer securities (applied separately for each class of securities) as follows:

Plan Year	Percentage
2007	33
2008	66
2009	100
(b) Exception to phase-in for certain age 55 Participants. The 3-year phase-in rule of Section 12.7(a) does not apply to a Participant who has attained age 55 and who has completed at least three (3) years of service before the first Plan Year beginning after December 31, 2005.
12.8 Investment Options. For purposes of this Article, other investment options must include not less than three investment options, other than Employer securities, to which the Participant may direct the proceeds of divestment of Employer securities required by this Article, each of which options is diversified and has materially different risk and return characteristics. The Plan must provide reasonable divestment and reinvestment opportunities at least quarterly. Except as provided in regulations, the Plan may not impose restrictions or conditions on the investment of Employer securities which the Plan does not impose on the investment of other Plan assets, other than restrictions or conditions imposed by reason of the application of securities laws or a condition permitted under IRS Notice 2006-107 or other applicable guidance.
12.9 Exceptions for Certain Plans. This Article does not apply to a one-participant plan, as defined in Code §401(a)(35)(E)(iv), or to an employee stock ownership plan (“ESOP”) if: (i) there are no contributions to the ESOP (or related earnings) attributable to elective deferrals or matching contributions; and (ii) the ESOP is a separate plan, for purposes of Code §414(l), from any other defined benefit plan or defined contribution plan maintained by the same employer or employers.
12.10 Treatment as Publicly Traded Employer Securities. Except as provided in Treasury regulations or in Code §401(a)(35)(F)(ii) (relating to certain controlled groups), a plan holding Employer securities which are not publicly traded Employer securities is treated as holding publicly traded Employer securities if any Employer corporation, or any member of a controlled group of corporations which includes such Employer corporation (as defined in Code §401(a)(35)(F)(iii)) has issued a class of stock which is a publicly traded Employer security.
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ARTICLE XIII
ADOPTION OF PLAN BY PARTICIPATING EMPLOYERS
13.1 Right of Participating Employers to Participate.
(a) A corporation, limited liability company, partnership or proprietorship (hereinafter referred to as a “Participating Employer”), may adopt and participate in the Plan if such corporation, limited liability company, partnership or proprietorship is a member of the Controlled Group or Affiliated Service Group, and the Plan Administrator approves such adoption and participation. Control shall be determined under the provisions of Section 1563(a) of the Code, except as limited by Section 415(h), and Affiliated Service Group shall be determined under the provisions of Section 414(m).
(b) If approved by the Plan Sponsor in writing, an employer may adopt the Plan as a Participating Employer even though such employer is not a member of the Controlled Group or Affiliated Service Group. In such event, the Plan shall be a multiple-employer plan.
(c) Adoption of the Plan by a Participating Employer shall be evidenced by written action of the Participating Employer either in the form of a written resolution of such Board or a separate agreement executed by a duly authorized officer of such Participating Employer (or in the case of a partnership or proprietorship written authorization of a general partner or the proprietor) wherein it is agreed that the Participating Employer adopts the Plan and agrees to be bound by all the terms and provisions of the Plan. In addition, such Participating Employer shall give written notice of such adoption to the Administrator of the Plan.
(d) Approval of the adoption of the Plan by a Participating Employer shall be evidenced by written action of the Administrator and Named Fiduciary wherein they approve adoption of the Plan by the Participating Employer.
13.2 Participant Accounts. A Participant who is employed or has been employed by Employer and/or Participating Employer shall have a separate Employer Contribution Account for Employer and each Participating Employer to which shall be allocated contributions and forfeitures from Employer and each Participating Employer together with earnings and losses thereon.

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13.3 Administrative Powers of Plan Administrator. The administrative powers and control of the Administrator shall not be diminished under the Plan by reason of the participation of any Participating Employer in the Plan and such administrative powers and controls specifically granted herein to the Administrator shall apply only to the Administrator. The right to amend the Plan shall apply only to the Named Fiduciary.
13.4 Creation of Trust. A Participating Employer shall be required to appoint the Trustee which has been appointed by the Named Fiduciary to serve as Trustee of any funds contributed for its Employees and shall authorize the Named Fiduciary to appoint such successor or co-Trustees as it deems necessary and advisable. A Participating Employer shall also be required to make contributions on behalf of its Employees to such Trustee to hold, invest and maintain pursuant to the terms and provisions of the Trust Agreement entered into between the Trustee and Employer.
13.5 Transfer of Employment.
(a) For purposes of determining a Year of Vesting Service, a Break in Service and an Hour of Service, the transfer of a Participant between Employer and any Participating Employer shall not be deemed a termination of employment.
(b) For purposes of determining participation in the Plan, all service with Employer and with each Participating Employer shall be taken into account.
(c) For purposes of determining an Employee’s Years of Vesting Service under the Plan, all Years of Vesting Service with Employer and each Participating Employer shall be taken into account.
13.6 Withdrawal of Participating Employers.
(a) A Participating Employer may withdraw from the Plan by giving written notice of such withdrawal to the Administrator. Such notice shall contain: (1) the effective date of withdrawal; (2) a statement whether the withdrawal constitutes a termination of the Plan as to its Employees; and (3) the disposition to be made of assets held by the Trustee for the Employees of such Participating Employer.
(b) Employer may require a Participating Employer to withdraw from the Plan by giving sixty (60) days written notice thereof to the Administrator and to the President of such Participating Employer (or in the case of a partnership or proprietorship to a general partner or the proprietor). Such notice shall contain: (1) the effective date of withdrawal, and (2) the date the Trustee will release assets held by it for the Employees of such Participating Employer. Upon receipt of such notice, the Participating Employer shall, within thirty (30) days thereafter, notify the Administrator, in writing, (1) whether it intends to create its own plan, intends to terminate the Plan for its Employees, or intends to adopt the plan of another company; and (2) the name and address of the trustee or other party who is to receive the assets held by the Trustee for the Employees of the Participating Employer.

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(c) Upon withdrawal of a Participating Employer from the Plan, either under subsection (a) or (b) hereinabove, the Administrator shall give written notification to the Trustee of such withdrawal and shall direct the Trustee to transfer and pay over the assets held by the Trustee for the Employees of the Participating Employer to a successor Trustee or another party or to the Employees. For purposes of this Section, if the Employees of the withdrawing Participating Employer cease participation in the Plan as a result of the withdrawal, the employment of such Employees shall be considered terminated. Distribution of the vested account balance of each such Employee shall be made in the same manner and at the same time as provided in Section 8.6. The non-vested account balance of each such Employee shall be treated as a forfeiture in accordance with the provisions of Section 9.3.
(d) If the Participating Employer, which is required to withdraw under subsection (b) hereinabove, does not cooperate or fully comply with the terms of subsection (b), then the Administrator may direct the Trustee to distribute to each Employee of the Participating Employer his Accrued Benefit in the same manner and at the same time as provided in Section 8.6. Upon such distribution, the duties, obligations and responsibilities of the Administrator and Trustee to the Employees of the Participating Employer shall terminate.
(e) Upon withdrawal by such Participating Employer, all administration and control which the Employer and the Administrator had heretofore exercised with respect to such Participating Employer shall cease and all administration and controls shall be the responsibility of such withdrawing Participating Employer or the Administrator appointed by it. The Named Fiduciary and the Administrator shall be relieved of any further liability therefor.
13.7 Internal Revenue Service Approval of Plan for a Participating Employer. Promptly upon becoming a Participating Employer, such Participating Employer or the Employer may make initial application to the Internal Revenue Service for approval of the Plan as it pertains to such Participating Employer. In the event the Internal Revenue Service issues an adverse letter with respect to such application and determines that the Plan as it pertains to such Participating Employer fails to qualify under Section 401 of the Code, then the adoption of the Plan by the Participating Employer shall become null and void, ab initio. Upon a failure to obtain initial qualification of the Plan, any contributions made by the Participating Employer to the Trustee shall be returned to the Participating Employer to the extent allowed under Section 17.6 hereunder. If application is not made to the Internal Revenue Service, then, at a minimum the Participating Employer shall notify the Internal Revenue Service that its Employees are participating in the Plan.
13.8 Joint Venture Restriction. Neither the adoption of this Plan by a Participating Employer nor the act performed by it in relation to this Plan shall ever create a joint venture or partnership between Employer and any Participating Employer.
13.9 Commingled Assets. Notwithstanding anything to the contrary, it is the intention of the Employer and the Participating Employer that the Trust Fund shall be available to pay benefits to all of the employees who are participating in the Plan and their beneficiaries.
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ARTICLE XIV
FIDUCIARY RESPONSIBILITIES
14.1 Allocation of Responsibilities Among Fiduciaries.
(a) Trustee: The Trustee shall have exclusive responsibility for the control and management of the Trust Fund except as otherwise provided in the Trust Agreement and specifically, but not in limitation of its general authority, investment and reinvestment of the Trust Fund.
(b) Administrator: The Administrator shall have responsibility and authority to control the operation and administration of the Plan as specifically set forth in ARTICLE IV of the Plan.
(c) The Employer:
(i) The Employer shall have the authority and responsibility for (i) the design of the Plan, including the right to amend the Plan; (ii) the qualification under applicable law of the Plan, any amendments to the Plan, and any document relating to the Plan; (iii) the funding of the Plan; (iv) the designation of the Named Fiduciary; (v) review of disallowed claims of Participants; (vi) appointment of an Investment Manager; and (vii) the exercise of all fiduciary functions provided in the Plan or in the Trust Agreement or necessary to the operation of the Plan except such functions as are assigned to other fiduciaries pursuant to the Plan or Trust Agreement, including the authority to allocate or delegate fiduciary responsibilities which do not involve the management and control of the Trust Fund.
(ii) Any authority assigned or reserved to the Employer under the Plan and Trust Agreement shall be exercised by resolution of the Employer’s Board and shall become effective, with respect to the Trustee, upon written notice to the Trustee signed by the President, Treasurer or Secretary of the Employer advising the Trustee of such exercise.
(iii) The Employer as Named Fiduciary shall allocate and delegate fiduciary responsibilities by giving written notice thereof to the Plan Administrator and the Trustee of the responsibilities to be allocated and the person or persons to whom the responsibilities are to be allocated. In implementing the procedure for the allocation and delegation of fiduciary responsibilities, the Employer shall discharge its duties with respect to such allocation and delegation with the care, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character with like aims; and it shall discharge its duties solely in the interest of the Participants and their Beneficiaries. The Employer shall make a formal periodic review of the performance of any fiduciary to whom it allocates or delegates fiduciary responsibilities and of any person which it employs to render advice in regard to any fiduciary responsibility which it has under the Plan and Trust Agreement.

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14.2 No Joint Fiduciary Responsibilities.
(a) It is intended under the Plan and Trust Agreement, that the Plan Administrator, Named Fiduciary, Employer and Trustee, shall be responsible for the proper exercise of their respective powers, duties, responsibilities and obligations and they shall not be responsible for any act or failure to act of each other.
(b) This ARTICLE is intended to allocate to each fiduciary individual responsibility for the prudent execution of the functions assigned to him, and none of such responsibilities or any other responsibility shall be shared by two or more of such fiduciaries unless such sharing shall be provided by a specific provision of the Plan, Trust Agreement or Investment Policy Statement duly approved by the Employer, its Board of Trustees or any committee to which it has delegated authority with respect to the Investment Policy Statement. Whenever one fiduciary is required by the Plan, Trust Agreement or Investment Policy Statement to follow the directions of another fiduciary, the two fiduciaries shall not be deemed to have been assigned a shared responsibility, but the responsibility of the fiduciary giving the directions shall be deemed his sole responsibility, and the responsibility of the fiduciary receiving those directions shall be to follow them insofar as such instructions are on their face proper under applicable law. Each fiduciary, other than the Trustee, may rely upon any direction, information or action with respect to the investment and reinvestment of the Trust Fund as being proper under the Plan and Trust Agreement and they are not required by the terms of the Plan and Trust Agreement to inquire into the propriety of any investment or reinvestment of the Trust Fund. Nothing in the Plan or Trust Agreement shall be deemed to enlarge the responsibilities or liabilities of any fiduciary with respect to the Plan and Trust Agreement beyond those imposed by ERISA.
14.3 Advisor to Named Fiduciary. The Named Fiduciary may employ one or more persons to render advice concerning any responsibility of the Named Fiduciary under the Plan or Trust Agreement, and all other fiduciaries may rely on such advice, any written opinions or certificates without further investigation.
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ARTICLE XV
AMENDMENT AND TERMINATION
15.1 Amendments. The Employer, the Board or, to the extent delegated by the Board, any committee appointed by the Board, shall have the right at any time and from time to time, to amend, in whole or in part, any or all of the provisions of this Plan, so long as such amendment or amendments in no way reduce the value of a Participant’s Accrued Benefit or eliminate an optional form of distribution. In addition, no such amendment shall authorize or permit any part of the Trust Fund to be used for or diverted to purposes other than for the exclusive benefit of the Participants or their Beneficiaries. Any amendment shall become effective upon the execution of a written instrument, provided that the amendment is approved or ratified by order of the Board (or its Executive Committee if such delegation is permitted by the by-laws of the Employer) and delivered to the Plan Administrator and Trustee. The provisions of this Section shall be deemed a procedure for amending the Plan and for identifying the persons who have authority to amend the Plan and is intended to satisfy the requirements of Section 402(b)(3) of ERISA.
15.2 Election of Pre-Amendment Vesting Schedule. In the event the Plan is amended to change or modify Section 9.l, a Participant with at least three (3) Years of Vesting Service, as defined for purposes of ARTICLE IX, as of the expiration of the election period described below, may elect to be subject to the pre-amendment vesting schedule. If a Participant fails to make such an election, then such Participant shall be subject to the new vesting schedule. The election of the pre-amendment vesting schedule shall be made by giving written notice to the Plan Administrator during the election period. The election period shall begin on the date such amendment is adopted and shall end no earlier than the latest of the following dates:
(a) The date which is sixty (60) days after the date the amendment is adopted;
(b) The date which is sixty (60) days after the date the Plan amendment becomes effective; or
(c) The date which is sixty (60) days after the date the Participant is issued written notice of the amendment by the Employer or Administrator.
Such election shall be made only by an individual who is a Participant at the time such election is made and such election shall be irrevocable. Such amendment shall not reduce the Vested percentage of a Participant’s Accrued Benefit as of the later of the date on which such amendment is adopted or the effective date of such amendment.

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15.3 Termination.
(a) General. The Employer shall have the right at any time to terminate this Plan, by delivering to the Trustee written notice of such termination. This Plan shall also terminate in the event the Employer is legally adjudicated as bankrupt, or makes a general assignment for the benefit of creditors, or is dissolved, except a dissolution in connection with the reorganization of the Employer. Upon any such termination or upon a partial termination, or upon a complete discontinuance of contributions to the Trust Fund, the rights of all affected Participants or their Beneficiaries to benefits accrued to the date of such termination, partial termination or discontinuance, shall be fully Vested in accordance with the terms and provisions of the Plan. At such time that the Trust is liquidated and distributions are to be made, the Trustee may distribute a Participant’s accrued benefit without the Participant’s consent, provided: (1) the Plan does not offer an annuity option, purchased from a commercial provider, and (2) the Employer or any entity within the same Controlled Group as the Employer does not maintain another defined contribution plan, other than an employee stock ownership plan defined in Code Section 4975(e)(7). If another such plan is maintained, the Participant’s accrued benefit may be transferred without consent to the other plan if the Participant does not consent to an immediate distribution from the terminating plan.
(b) Distribution Limitation for Elective Deferrals. A distribution of a Participant’s Elective Deferrals may not be made under subparagraph (a) above if the Employer establishes or maintains a “successor plan.” For purposes of this rule, a successor plan is any other defined contribution plan maintained by the Employer. However, if fewer than two percent of the Employees who are eligible under the Plan at the time of its termination are or were eligible under another defined contribution plan at any time during the 24-month period beginning 12 months before the time of the termination, the other plan is not a successor plan. The term “defined contribution plan” means a plan that is a defined contribution plan as defined in Code Section 414(i), but does not include an employee stock ownership plan as defined in Code Section 4975(e)(7) or 409(a), a simplified employee pension plan as defined in Code Section 408(k), a SIMPLE IRA plan as defined in Code Section 408(p), a plan or contract described in Code Section 403(b), or a plan described in Code Section 457(b) or (f). A plan is a successor plan only if it exists at the time the Plan is terminated or within the period ending 12 months after distribution of all assets from the Plan.
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ARTICLE XVI
CLAIMS PROCEDURE
16.1 Notice of Claim. In the event a Participant has a claim for any benefits under this Plan, then such Participant shall file a claim with the Administrator on a form or forms provided for such purpose.
16.2 Determination of Claim. The Administrator shall make all determinations as to the right of any person to a benefit provided hereunder. If the claim is denied, within ninety (90) days after receipt of the claim by the Administrator, the Administrator shall furnish to claimant written notice of this decision. If special circumstances require an extension of time of no more than ninety (90) additional days, then written notice will be given to the claimant before the end of the original ninety (90) day period and will (a) explain the reasons for the delay; and (b) when a determination of the claim is expected to be made. If the claim is wholly or partially denied, the written notice shall set forth in a manner reasonably calculated to be understood by the claimant: (a) the specific reason or reasons for the denial; (b) specific reference to pertinent Plan provisions on which the denial is based; (c) a description of additional material or information that should have been included with the claim, if any, and explain its importance in the determination of the claim; and (d) an explanation of the Plan’s review procedures and applicable time limits.
16.3 Review of Claim Determination.
(a) Within sixty (60) days after receipt by the claimant of written notification of denial of a claim, the claimant may appeal such denial by filing with the Administrator a written application for a review of the denial of the claim. In connection with such appeal, the claimant: (i) will have access to all written comments, documents, and records relating to the claim upon request of the claimant and at no cost to the claimant; (ii) may submit all information, documents, and records, regardless of whether such information was submitted or considered in the initial claim determination; and (iii) may request a hearing with the Administrator.
(b) A decision on review shall be made by the Administrator within sixty (60) days after receipt of a written request unless a hearing has been requested and will be issued to the claimant in written or electronic form. If special circumstances require an extension of time for processing of the appeal, in which case the Administrator’s decision on review shall be rendered no later than one hundred twenty (120) days after receipt of the request for review. If special circumstances require an extension, written notice will be given to the claimant before the end of the original sixty (60) day period and will (i) explain the reasons for the delay; and (ii) when a determination of the claim on review is expected to be made. In the event that the claim is denied on appeal, the claimant will have access to and be permitted to obtain a copy of all documents and records pertaining to his or her appeal. Furthermore, the notification of the claimant will include (i) specific reasons for the decision, written in a manner reasonably calculated to be understood by the claimant; (ii) contain specific references to the pertinent portions of the documents governing the Plan on which the decision is based; (iii) a statement informing the claimant that he or she may access or obtain copies of all relevant documents and records; and (iv) his or her right to bring a civil action after an appeal.
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ARTICLE XVII
MISCELLANEOUS
17.1 Participant’s Rights; Acquittance. Neither the establishment of the Plan hereby created, nor any modification thereof, nor the creation of any fund or account, nor the payment of any benefits, shall be construed as giving to any Participant or other person any legal or equitable right against the Employer, or any officer or employee thereof, or the Trustee, or any insurance company, except as provided herein. Under no circumstances shall the terms of employment of any Participant be modified or in any way affected hereby.
Nothing contained in this Plan shall be construed to add directly or indirectly to the rights of the Employees against the Employer. The action of the Employer in creating this Plan or any other action contemplated by either the Employer or its Employees, shall not be construed to constitute or evidence any contractual relationship between the Employer and any Employee, or as a right of any Employee to continue in the employment of the Employer, or as a limitation of the right of the Employer to discharge any of its Employees, with or without cause. The Employer shall have the absolute right to deal with any Employee who may be a Participant hereunder at any time as if the Plan had never been created. Nothing herein contained shall be construed as placing any obligation whatever upon the Employer to see that any distribution to a Participant is made at any time from the Trust Fund herein created, and the Employer shall not be liable to any person whatever in respect to payments from the Trust Fund.
17.2 Board Authorization. Whenever the Employer, under the terms of this Plan, is permitted or required to do or perform any act or matter or thing, it shall be done and performed by any officer thereunto duly authorized by the Board.
17.3 ERISA Pre-Emption. This Plan shall be administered in the United States of America, and its validity, construction and all rights hereunder shall be governed by the laws of the United States under ERISA. To the extent the ERISA shall not be held to have pre-empted local law, the Plan shall be administered and construed under and governed by the laws of the State of Alabama.
17.4 Indemnification By Employer. The Employer does hereby indemnify and hold harmless any person, corporation, professional corporation, professional association or partnership, that is deemed to be a fiduciary under the terms and provisions of ERISA and the regulations promulgated thereunder from and against any and all losses, claims, damages, expense (including court costs and attorney’s fees) and liabilities arising from his duties and responsibilities in connection with the Plan and Trust Agreement unless the same is determined to be due to criminal acts or acts involving fraud or wanton conduct, provided that this indemnification by Employer provided in this Section does not extend to corporate trustees or to Investment Advisors appointed under the Trust Agreement, who are being compensated for services rendered to the Employer or for their responsibilities under the Trust Agreement and Plan.

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17.5 Exclusive Benefit Rule.
(a) The Trust Fund shall never inure to the benefit of any Employer and shall be held for the exclusive purpose of providing benefits to Participants in the Plan and their Beneficiaries and for any reasonable expenses of administering the Plan, except that:
(i) Contributions made by the Employer under a mistake of fact shall be returned to the Employer within one (1) calendar year of the payment of such contribution. Earnings attributable to the excess contribution may not be returned to the employer, but losses attributable thereto must reduce the amount to be so returned. Furthermore, if the withdrawal of the amount attributable to the mistaken or nondeductible contribution would cause the balance of the individual account of any participant to be reduced to less than the balance which would have been in the account had the mistaken or nondeductible amount not been contributed, then the amount to be returned to the employer must be limited so as to avoid such reduction.
(ii) If a contribution is conditioned upon the deductibility of such contribution under Section 404 of the Internal Revenue Code of 1986, as amended, then, to the extent the deduction is disallowed, the contribution shall be returned to the Employer within one (1) calendar year after the disallowance of the deduction.
(b) Sponsorship of the Plan may not be transferred from the Employer to an unrelated taxpayer unless the transfer is in connection with a transfer of business assets or operations to the unrelated taxpayer.
17.6 Employer Reversion Upon Initial Disqualification. Notwithstanding any contrary provisions contained in any portion of this Plan, in the event the Commissioner of Internal Revenue determines that the Plan is not initially qualified under the Code, any contribution made incident to that initial qualification by the Employer must be returned to the Employer within one year after the date the initial qualification is denied, but only if the application for the qualification is made by the time prescribed by law for filing the Employer’s return for the taxable year in which the Plan is adopted, or such later date as the Secretary of the Treasury may prescribe.
17.7 Merger or Consolidation. In the case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, each Participant shall, if the Plan is terminated, receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer, if the Plan had been terminated.
17.8 Non-Alienation Provision.
(a) In General. Except as may be provided in this Section, neither the Trust nor any of the assets, nor any interest herein shall be subject to any conveyance, transfer, assignment, sequestration, garnishment, attachment, levy, encumbrance, or other judicial process or order of any kind to satisfy the claims of creditors, and the Trustee shall not give any effect to such conveyance, transfer, assignment, sequestration, garnishment, attachment, levy, encumbrance, or other judicial process or order. The interests of Participants and their Beneficiaries under the Plan and Trust shall not be subject to the claims of any creditors and shall not be liable for their debts, contracts or torts. Participants and their Beneficiaries shall not in any way convey, transfer, assign, sequester, garnish, attach, levy, or otherwise encumber their interests in the Plan in law or in equity, and any such conveyance, transfer, assignment, sequestration, garnishment, attachment, levy, or encumbrance shall be void.

XVII-2

(b) Domestic Relations Orders.
(i) The Plan Administrator shall comply with the terms of a Qualified Domestic Relations Order (“QDRO”) as defined in Section 414(p) of the Code.
(ii) Any such domestic relations order shall not require the Plan to provide any type or form of benefit, or any option not otherwise provided under the Plan, nor to provide increased benefits (determined on the basis of actuarial value) or the payment of benefits to an alternate payee which are required to be paid to another alternate payee under another order previously determined to be a qualified domestic relations order.
(iii) The Plan Administrator shall promptly notify the Participant and each alternate payee of the receipt of a domestic relations order by the Plan and the Plan’s procedures for determining the qualified status of domestic relations orders. Within a reasonable period after receipt of a domestic relations order, the Plan Administrator shall determine whether such order is a qualified domestic relations order and shall notify the Participant and each alternate payee of such determination. If the Participant or any affected alternate payee disagrees with the determinations of the Plan Administrator, the disagreeing party shall be treated as a claimant and the claims procedure of the Plan shall be followed. The Plan Administrator may bring an action for a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid by the Plan.
(iv) During any period in which the issue of whether a domestic relations order is a qualified domestic relations order is being determined (by the Plan Administrator, by a court of competent jurisdiction or otherwise), the Plan Administrator shall separately account for the amounts which would have been payable to the alternate payee during such period if the order had been determined to be a qualified domestic relations order. If, within the eighteen (18) month period beginning on the date on which the first payment would be required to be made under the domestic relations order, the order (or modification thereof) is determined to be a qualified domestic relations order, the Plan Administrator shall pay the segregated amounts, including any interest thereon, to the person or persons entitled thereto. If within such eighteen (18) month period it is determined that the order is not a qualified domestic relations order or the issue as to whether such order is a qualified domestic relations order is not resolved, then the Plan Administrator shall pay the segregated amounts, including any interest thereon, to the person or persons who would have been entitled to such amounts if there had been no order. Any determination that an order is a qualified domestic relations order which is made after the close of the eighteen (18) month period shall be applied prospectively only.
(v) The Plan Administrator shall establish reasonable procedures to determine the status of domestic relations orders and to administer distributions under qualified orders.
(vi) In the event the alternate payee dies prior to the commencement or completion of the distribution of the segregated amounts to which he is entitled, and if the terms of the qualified domestic relations order do not address the disposition of such amounts in the event of the alternate payee’s death, and if there is no designated Beneficiary surviving at the alternate payee’s death, the Administrator shall be empowered to designate a Beneficiary or Beneficiaries on his behalf, but only from among the following, in the order named: (1) spouse, (2) children, in equal shares, (3) parents, in equal shares or survivor, (4) brothers and sisters, per stirpes, and (5) estate of the alternate payee. In the event any of the above shall be under the age of majority, then the proceeds shall be paid in accordance with the provisions of Section 8.23.
(vii) Upon the issuance of a valid QRDO (as defined in Section 414(p) of the Code), payment of the alternate payee’s portion of the Participant’s Accrued Benefit shall commence as soon as administratively possible after such Order is approved, unless such Order specifies a later date. The alternate payee’s portion of the Participant’s Accrued Benefit shall be valued as of the Valuation Date immediately preceding the distribution. If the value of the alternate payee’s benefit exceeds $1,000, payment may not be made without the prior written consent of the alternate payee on forms approved by the Administrator. If the alternate payee is also a Participant in the Plan, such alternate payee may elect to defer distribution until such time as he or she is otherwise entitled to receive a distribution of his or her own Accrued Benefit.

XVII-3

(viii) Effective April 6, 2007, a domestic relations order that otherwise satisfies the requirements for a QDRO will not fail to be a QDRO: (i) solely because the order is issued after, or revises, another domestic relations order or QDRO; or (ii) solely because of the time at which the order is issued, including issuance after the annuity starting date or after the Participant’s death. However, a domestic relations order described in this subparagraph is subject to the same requirements and protections that apply to QDROs.
(c) The provisions of subparagraph (a) above shall not apply to any offset of a Participant’s benefit pursuant to certain judgments and settlements as defined in Section 401(a)(13)(C) of the Code.
17.9 USERRA Military Service Credit. Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.
17.10 Delegation of Responsibilities by Named Fiduciary. The Named Fiduciary may designate any other person or persons, including the Trustee, to perform and carry out the responsibilities and duties herein imposed on the Administrator, and the Named Fiduciary may revoke any such delegation of responsibility. Any action of such person or persons in the exercise of such delegated responsibility shall have the same force and effect for all purposes as if such action had been taken by the Administrator.
17.11 Voting of Company Stock. Voting rights with respect to Colonial Properties REIT common stock held by the Trustee shall be passed through to the holders of units in such Company Stock fund. Each Participant whose Account balances are invested in such fund shall direct the Trustee with respect to the voting of his shares to the extent of whole shares of the common stock represented by his units. The Trustee will vote the shares of any Participant who fails to submit or timely submit his direction, in proportion to those votes timely submitted by all other Participants in the aggregate. The Trustee will vote the shares of other Company Stock funds, if any, as directed by the Plan Administrator.
17.12 Trust. The Employer and the Trustee have entered into a Trust Agreement which provides for the holding of funds necessary to fund the benefits set forth in this Plan. The Trust Fund shall be received, held and disbursed in accordance with the provisions of the Trust Agreement and the Plan. No part of the Trust Fund shall be used for or diverted to purposes other than for the exclusive benefit of the Participants, former Participants and their Beneficiaries.
17.13 Non-Contractual Obligation of Employer. Although it is the intention of the Employer that this Plan continue from year to year and contributions be made regularly, continuation of the Plan is entirely voluntary and the payments thereunder are not assumed as a contractual obligation of the Employer.
17.14 Basis for Payments From the Plan. The basis for making payments from the Plan is contained in ARTICLE VIII which are intended to satisfy the requirements of ERISA.
17.15 Funding Policy. ARTICLE VI shall be deemed the procedure for establishing and carrying out the funding policy and method of this Plan. The Named Fiduciary shall be authorized to adopt such additional procedures and methods as necessary, which shall be communicated in writing to the Administrator and Trustee. Such funding policy and method shall be consistent with the objectives of this Plan and with the requirements of Title I of ERISA. In addition, the provisions of ARTICLE VI shall be deemed the basis on which payments are made to this Plan.

XVII-4

THE EMPLOYER has caused this Plan to be executed by its duly authorized officer and duly attested, and its corporate seal to be hereunto affixed, on this, the 27th day of October, 2009.

COLONIAL PROPERTIES TRUST

By:	/s/ John P. Rigrish John P. Rigrish
Its Chief Administrative Officer & Secretary

(EMPLOYER)

XVII-5

i

Page

6.3 Elective Deferral Dollar Limitations	VI-2
6.4 Non-deductible Employee Contributions	VI-3
6.5 Actual Deferral Percentage Limitations	VI-4
6.6 Actual Contribution Percentage Limitations	VI-5
6.7 Additional Contribution to Restore Cashed-Out Benefits	VI-7

ARTICLE VII ALLOCATIONS AND ADJUSTMENTS TO ACCOUNTS	VII-1

7.1 Procedure	VII-1
7.2 Accrual of Contributions	VII-1
7.3 Accounts	VII-2
7.4 Limitations on Annual Additions	VII-2
7.5 Definition of Annual Additions	VII-2
7.6 Change of Limitation Year	VII-3
7.7 Excess Annual Additions	VII-3
7.8 Aggregation and Disaggregation of Plans	VII-3
7.9 Section 415 Compensation for Testing and Other Compliance Purposes	VII-4
7.10 Definition of Compensation for Contributions and Benefits	VII-6
7.11 Section 415 Compensation Paid After Severance from Employment	VII-6
7.12 Compensation Limit Application to 401(k) Plans	VII-6

ARTICLE VIII BENEFITS	VIII-1

8.1 Participant’s Rights and General Rules	VIII-1
8.2 Normal Retirement Benefit	VIII-2
8.3 Deferred Retirement Benefits	VIII-2
8.4 Disability Benefit	VIII-2
8.5 Death Benefit	VIII-2
8.6 Benefit Upon Other Termination of Employment	VIII-2
8.7 Methods of Distribution	VIII-3

Page

8.8 Medium of Payment	VIII-3
8.9 Withdrawal Fee	VIII-3
8.10 General Consent Rules	VIII-3
8.11 Involuntary Cash-Out of Small Benefit	VIII-3
8.12 Conditions for Annuity Contracts	VIII-4
8.13 In-Service Withdrawals	VIII-4
8.14 Hardship Withdrawals	VIII-5
8.15 Statutory Commencement of Benefits	VIII-7
8.16 Required Beginning Date	VIII-7
8.17 Minimum Distribution Requirements — General Rules	VIII-7
8.18 Time and Manner of Distribution	VIII-8
8.19 Required Minimum Distributions During Participant’s Lifetime	VIII-8
8.20 Required Minimum Distributions After Participant’s Death	VIII-9
8.21 Definitions	VIII-10
8.22 Location of Participants and Beneficiaries	VIII-11
8.23 Payments for the Benefit of Minors or Incompetents	VIII-11

ARTICLE IX VESTING	IX-1

9.1 Requirements	IX-1
9.2 Cash-Out; Buy-Back	IX-2
9.3 Forfeitures	IX-2
9.4 Computation of Years of Vesting Service	IX-3
9.5 Hours of Service Requirement	IX-3

ARTICLE X TOP-HEAVY PLAN	X-1

10.1 Top-Heavy Requirements	X-1
10.2 Top-Heavy Determination	X-1

Page

ARTICLE XI ROLLOVERS AND TRANSFERS	XI-1

11.1 Direct Rollovers by Employees	XI-1
11.2 Definitions	XI-1
11.3 Direct Rollover of Non-Spousal Distribution	XI-2
11.4 Direct Rollover to Roth IRA	XI-2
11.5 Rollovers From Other Plans	XI-2
11.6 Procedures and Information	XI-3
11.7 Allocations to Rollover Account	XI-3
11.8 Vesting of Rollover Account	XI-4
11.9 Distributions of Rollover Account	XI-4
11.10 Eligible Employees	XI-4
11.11 Acceptance of Transferred Loan Notes from Other Plans	XI-4

ARTICLE XII DIRECTED INVESMENTS	XII-1

12.1 Selection of Investment Provider	XII-1
12.2 Investment Options	XII-1
12.3 Participant Direction	XII-1
12.4 Failure to Elect	XII-1
12.5 Allocation of Earnings	XII-1
12.6 Rule Applicable to Elective Deferrals and Employee Contributions	XII-1
12.7 Rule Applicable to Employer Contributions	XII-1
12.8 Investment Options	XII-2
12.9 Exceptions for Certain Plans	XII-2
12.10 Treatment as Publicly Traded Employer Securities	XII-2

ARTICLE XIII ADOPTION OF PLAN BY PARTICIPATING EMPLOYERS	XIII-1

13.1 Right of Participating Employers to Participate	XIII-1
13.2 Participant Accounts	XIII-1
13.3 Administrative Powers of Plan Administrator	XIII-2

Page

13.4 Creation of Trust	XIII-2
13.5 Transfer of Employment	XIII-2
13.6 Withdrawal of Participating Employers	XIII-2
13.7 Internal Revenue Service Approval of Plan for a Participating Employer	XIII-3
13.8 Joint Venture Restriction	XIII-3
13.9 Commingled Assets	XIII-3

ARTICLE XIV FIDUCIARY RESPONSIBILITIES	XIV-1

14.1 Allocation of Responsibilities Among Fiduciaries	XIV-1
14.2 No Joint Fiduciary Responsibilities	XIV-2
14.3 Advisor to Named Fiduciary	XIV-2

ARTICLE XV AMENDMENT AND TERMINATION	XV-1

15.1 Amendments	XV-1
15.2 Election of Pre-Amendment Vesting Schedule	XV-1
15.3 Termination	XV-2

ARTICLE XVI CLAIMS PROCEDURE	XVI-1

16.1 Notice of Claim	XVI-1
16.2 Determination of Claim	XVI-1
16.3 Review of Claim Determination	XVI-1

ARTICLE XVII MISCELLANEOUS	XVII-1

17.1 Participant’s Rights; Acquittance	XVII-1
17.2 Board Authorization	XVII-1
17.3 ERISA Pre-Emption	XVII-1
17.4 Indemnification By Employer	XVII-1
17.5 Exclusive Benefit Rule	XVII-2
17.6 Employer Reversion Upon Initial Disqualification	XVII-2
17.7 Merger or Consolidation	XVII-2

v

Page

17.8 Non-Alienation Provision	XVII-2
17.9 USERRA Military Service Credit	XVII-4
17.10 Delegation of Responsibilities by Named Fiduciary	XVII-4
17.11 Voting of Company Stock	XVII-4
17.12 Trust	XVII-4
17.13 Non-Contractual Obligation of Employer	XVII-4
17.14 Basis for Payments From the Plan	XVII-4
17.15 Funding Policy	XVII-4

vi